EXECUTION COPY
Exhibit 10.2
PURCHASE AND SALE AGREEMENT
AND ESCROW INSTRUCTIONS
BY AND BETWEEN
THE SELLER PARTIES IDENTIFIED HEREIN
(“Seller”)
and
MPT OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership
(“Buyer”)
Dated effective as of March 13, 2008

i

ii

EXHIBITS

A-l	—	FEE PROPERTY DESCRIPTIONS AND ADDRESSES
A-2	—	GROUND LEASE PROPERTY DESCRIPTIONS AND ADDRESSES
A-3	—	DESCRIPTION OF GROUND LEASES
B	—	LIST OF EXCLUDED PERSONAL PROPERTY
C	—	ESCROW GENERAL PROVISIONS
D	—	LIST OF PROPERTY DOCUMENTS
E	—	ENVIRONMENTAL REPORTS
F-l	—	FORM OF TENANT ESTOPPEL
F-2	—	FORM OF LANDLORD/SELLER ESTOPPEL
F-3	—	FORM OF LESSOR ESTOPPEL
F-4	—	FORM OF SELLER GROUND LEASE ESTOPPEL
G-l	—	FORM OF DEED
G-2	—	FORM OF ASSIGNMENT AND ASSUMPTION OF GROUND LEASE
H	—	FORM OF BILL OF SALE
I	—	FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES
J	—	FORM OF TENANT NOTICE
K	—	FORM OF ASSIGNMENT OF ANCILLARY DOCUMENTS
L	—	FORM OF FIRPTA CERTIFICATE
M	—	FORM OF ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTEREST AGREEMENT
N	—	FORM OF RELEASE OF CLAIMS
O	—	FORM OF ASSIGNMENT AND ASSUMPTION OF PARTNERSHIP INTEREST AGREEMENT

SCHEDULES

1.1 (d)	LIST OF LEASES
1 .3	ALLOCATED PURCHASE PRICE
3.4(a)	ESTOPPEL MATTERS
5.1 (a)	DBA NAMES
5.1(f)	LITIGATION
5.l(g)	GUARANTEES AND LETTERS OF CREDIT
11.3(a)	MEMBERSHIP INTERESTS OF HCPI/IDAHO FALLS, LLC
12.3(a)	PARTNERSHIP INTERESTS

iii

PURCHASE AND SALE AGREEMENT
AND ESCROW INSTRUCTIONS
     THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (this “Agreement”) is made effective as of March 13, 2008 (the “Effective Date”), by and between HCP, INC. (formerly known as Health Care Property Investors, Inc.), a Maryland corporation (“HCP”), FAEC HOLDINGS (BC), LLC, a Delaware limited liability company (“FAEC”), HCPI TRUST, a Maryland real estate trust (“HCPIT”), HCP DAS PETERSBURG VA, LP, a Delaware limited partnership (“HCPDAS”), and TEXAS HCP HOLDING, L.P., a Delaware limited partnership (“THH”, and together with HCP, HCPIT, HCPDAS and FAEC collectively, “Seller”), and MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Buyer”).
ARTICLE I
PURCHASE AND SALE
     Section 1.1. Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey or cause to be sold and conveyed to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following:
     (a) (i) the fee interest in and to those certain tracts or parcels of land situated in the States of Connecticut, Massachusetts, Louisiana, Missouri, Utah, Rhode Island, Arizona, South Carolina, Texas, Arkansas, Kansas, Virginia, Florida and Idaho (subject, in the case of the Idaho Property (as such term is defined in Section 11.1 hereof), the Arkansas Property and the Kansas Property (as such terms are defined in Section 12.1 hereof), to the provisions of Article XI and Article XII hereof, as applicable) and more particularly described on Exhibit A-l attached hereto and made a part hereof, (ii) the sub-subleasehold interest in and to that certain tract or parcel of land situated in the State of West Virginia and more particularly described on Exhibit A-2 attached hereto and made a part hereof pursuant to that certain Rehab Sublease described on Exhibit A-3 attached hereto, and (iii) the leasehold interest in and to that certain tract or parcel of land situated in the State of Connecticut and more particularly described on Exhibit A-2 attached hereto and made a part hereof pursuant to that certain lease described on Exhibit A-3 attached hereto (the properties described on Exhibit A-2 being herein referred to collectively as the “Ground Lease Properties”; and the leases described on Exhibit A-3 being referred to collectively as the “Ground Leases”), in each case together with all easements, rights and appurtenances pertaining to such property, including any water rights and right, title and interest of Seller in and to adjacent streets, alleys, and rights-of-way (the property described in clause (a) of this Section 1.1 being herein referred to as the “Land”). The addresses for the parcels of Land are also set forth on Exhibit A-l and Exhibit A-2;
     (b) the commercial buildings located on the Land, and any and all other buildings, structures, fixtures and other improvements affixed to or located on the Land, excluding trade fixtures owned by tenants (but including any rights of Seller to retain such trade fixtures pursuant to the terms of the applicable Leases) (the property described in clause (b) of this Section 1.1 being herein referred to collectively as the “Improvements”);

     (c) all tangible personal property which is owned by Seller, located upon the Land or within the Improvements and used exclusively in connection with the operation of the Land and the Improvements, including, without limitation, any appliances, furniture, carpeting, draperies and curtains, tools and supplies, and other items of personal property (the “Personal Property”); provided, however, that Personal Property shall specifically exclude (i) any tangible personal property owned by tenants or other occupants of the Properties (as such term is defined in Section 1.2 hereof), and (ii) those specific items of tangible personal property listed on Exhibit B as “Excluded Personal Property”;
     (d) to the extent they are in effect on the date of the Closing (as such term is defined in Section 4.1 hereof), any and all of Seller’s right, title and interest (i) as landlord/lessor under those certain leases described on Schedule 1.1 (d) attached hereto (the “Leases”), and (ii) in and to any other leases, licenses, occupancy agreements, commitment letters, letters of intent and other rental agreements, whether written or oral, if any, including all amendments or modifications thereto or supplements thereof, that grant or will grant a possessory interest in and to any space in the Real Property (as such term is defined in Section 1.2 hereof), or that otherwise assign or convey rights with regard to all or any portion of the Real Property or the Improvements, together with all rents, fees, and other sums due or payable thereunder (the “Rents”) and any and all unapplied security and other deposits (including, without limitation, deposits for taxes, insurance, maintenance or improvements) in Seller’s possession in connection therewith (collectively, the “Security Deposits”);
     (e) to the extent they are in effect on the date of the Closing, any and all of Seller’s right, title and interest in and to any subleases, sublicenses and other rental or occupancy agreements between any tenants of the Real Properties (as such term is defined in Section 1.2 hereof), and any subtenants, sublicensees or other occupants of the Real Properties, whether written or oral, if any, including all amendments or modifications thereto or supplements thereof (the property described in clause (e) of this Section 1.1 being referred to collectively as the “Subleases”);
     (f) to the extent they are in effect on the date of the Closing, any and all of Seller’s assignable right, title and interest in and to any security agreements, guaranty agreements, indemnification agreements, assignments of rents and leases, collateral assignments, letters of credit (and any cash deposits made by tenants under Leases in lieu thereof) and such other similar agreements or instruments, including all amendments or modifications thereto or reaffirmations or supplements thereof, pursuant to which the Seller is or has been granted any security interest, lien, encumbrance or other rights to collateral, payment or performance of any kind whatsoever, which provide credit enhancements, or which otherwise secure the obligations of tenants under the Leases (the property described in clause (f) of this Section 1.1 being referred to collectively as the “Security Documents”) (provided, however, that Buyer shall pay any and all costs associated with the conveyance of Seller’s interest in the Security Documents);
     (g) to the extent they are in effect on the date of the Closing, any and all of Seller’s assignable right, title and interest in and to any asset purchase agreements, merger agreements, stock purchase agreements, development agreements, bills of sale, assignments, instruments of transfer and other similar agreements or instruments, including all amendments or modifications thereto or supplements thereof, in each case relating to the Seller’s acquisition and development of the Properties prior to the date hereof (the property described in clause (g) of this Section 1.1 being referred to collectively as the “Acquisition Documents”);
     (h) to the extent they are in effect on the date of the Closing, any and all of Seller’s assignable right, title and interest in and to any intercreditor agreements, forbearance agreements, landlord waivers, subordination agreements and other similar agreements of Seller with creditors of the tenants and subtenants of the Real Properties or otherwise with respect to the Properties (but solely to the extent that the foregoing pertains exclusively to the Real Properties) (the property described in clause (h) of this Section 1.1 being referred to collectively as the “Intercreditor Documents”); and
     (i) all assignable existing warranties and guaranties (express or implied) issued to Seller in connection with the Improvements or the Personal Property, all assignable existing permits, licenses, approvals and authorizations issued to Seller by any governmental authority in connection with the Properties, and, subject to Section 3.1(b) hereof, all assignable right, title and interest of Seller in and to site plans, surveys, architectural drawings, plans and specifications, engineering and environmental plans, floor plans, landscape plans and other plans relating to the Properties (the property described in clause (i) of this Section 1.1. together with the Security Documents, Acquisition Documents, and Intercreditor Documents, being sometimes herein referred to collectively as the “Intangibles”).
     Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Seller shall retain and reserve any and all indemnification rights that may currently exist for the benefit of Seller under the Leases, Subleases, Intangibles or other documents or agreements to the extent that the same pertain to any claims, liabilities or actions arising in connection with acts, omissions or conditions that occurred or existed prior to Closing; provided, however, that such retention and reservation shall be limited to the extent necessary to also provide Buyer with the benefit of such indemnification rights if any claim is made against Buyer arising out of or relating to those same acts, omissions or conditions.
     Section 1.2. Property Defined. The Land and the Improvements are hereinafter sometimes referred to individually as a “Real Property,” and collectively as the “Real Properties.” The Real Property, the Personal Property, the Leases, the Subleases and the Intangibles are hereinafter sometimes referred to individually as a “Property”, and collectively as the “Properties.” The term “Real Properties” and “Properties” shall be amended to reflect any Partial Termination (as defined below) with respect to any Property as provided herein.
     Section 1.3. Purchase Price. Subject to the terms and conditions hereof, Seller shall sell and Buyer shall purchase the Properties for the amount of Three Hundred Seventy Million Nine Hundred Thirty Six Thousand Seven Hundred Eighty Seven Dollars ($370,936,787) (as increased or decreased by prorations and adjustments as herein provided or as a result of any Partial Termination of this Agreement with respect to one or more Properties hereunder in accordance with the terms of this Agreement) (the “Purchase Price”). The parties hereby agree that the Purchase Price shall be allocated among each Property as set forth on Schedule 1.3 attached hereto (the “Allocated Purchase Price”). The parties agree that the Allocated Purchase Price has been arrived at by a process of arm’s-length negotiations, including, without limitation, the parties’ best judgment as to the fair market value of each respective asset, and the parties specifically agree to the Allocated Purchase Price as final and binding, and will consistently reflect those allocations on their respective federal, state and local tax returns, including any state, county and other local transfer or sales tax declarations or forms to be filed in connection with this transaction, which obligations shall survive the Closing.
     Section 1.4. Payment of Purchase Price.
     The Purchase Price, as increased or decreased by prorations and adjustments as herein provided and less the Deposit (as hereinafter defined) previously deposited by Buyer into Escrow (as hereinafter defined), shall be payable in full at the Closing in cash by wire transfer of immediately available funds to a bank account designated by Seller in writing to Buyer prior to the Closing.
     Section 1.5. Opening of Escrow; Deposit.
     Buyer previously opened escrow (the “Escrow”) with First American Title Insurance Company, a California corporation (the “Title Company”), having its office at 5775 Glenridge Drive Suite A-240, Atlanta Georgia 30328, pursuant to that certain Escrow Agreement, dated as of February 15, 2008, by and between Buyer and Title Company (the “Escrow Agreement”). Pursuant to the Escrow Agreement, Buyer previously deposited with Title Company a sum equal to Two Million Dollars ($2,000,000) (the “First Deposit”) in good funds either by certified bank or cashier’s check or by federal wire transfer. Concurrently with the execution and delivery of this Agreement, (i) the parties hereby agree that the Escrow Agreement shall be of no further force and effect and that Escrow, the First Deposit and (if applicable) the Second Deposit described below shall be held and disbursed by Title Company in accordance with the terms and conditions set forth in this Agreement and (ii) the parties shall deposit with Title Company a fully executed original or original counterpart(s) of this Agreement. If this Agreement is not terminated or deemed terminated by Buyer prior to the expiration of the Contingency Period pursuant to Section 3.5 hereof, then within two (2) Business Days after the expiration of the Contingency Period, Buyer shall deposit with Title Company an additional sum equal to Two Million Dollars ($2,000,000) (the “Second Deposit”) in good funds either by certified bank or cashier’s check or by federal wire transfer. The First Deposit and the Second Deposit (i.e., collectively, Four Million Dollars ($4,000,000)), but excluding interest and earnings thereon, shall hereinafter be referred to collectively as the “Deposit”. The parties hereby direct Title Company to immediately invest the Deposit and the income generated thereby following Title Company’s receipt of the same, in a money market account that provides daily liquidity, or a similar interest bearing money market or bank account as shall be approved by Buyer, in its sole discretion. Title Company shall otherwise handle the Deposit and all earnings thereon in accordance with the terms and conditions of this Agreement. All interest accrued on the Deposit shall belong solely and exclusively to Buyer, and shall not be deemed part of the Deposit. Subject to Section 4.1(c) hereof, the entire Deposit (exclusive of interest or earnings accrued thereon) shall be credited to the Purchase Price upon the close of Escrow and, unless otherwise expressly instructed by Buyer, all such interest and earnings shall be paid to Buyer upon the close of Escrow. All costs and fees imposed on the Deposit account (including, without limitation, Title Company’s fees) shall be paid equally by Buyer and Seller. The failure of Buyer to timely deliver any portion of the Deposit hereunder shall constitute a material default by Buyer hereunder (unless such failure is in connection with Buyer exercising its termination rights hereunder), and shall entitle Seller, at Seller’s sole option, to terminate this Agreement immediately, retain any portion of the Deposit previously delivered by Buyer to Escrow, and recover from Buyer the full amount of any remaining portion of the Deposit that should have been deposited into Escrow by Buyer hereunder. Except as otherwise specifically provided in this Agreement, the Deposit (excluding the accrued interest thereon) shall be nonrefundable upon expiration of the Contingency Period.
     Section 1.6. Liquidated Damages.
     (a) AFTER EXPIRATION OF THE CONTINGENCY PERIOD, IN THE EVENT THE SALE OF THE PROPERTIES AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT FOR ANY REASON OTHER THAN BUYER’S MATERIAL BREACH OF THIS AGREEMENT OR FAILURE OF THE CONDITION SET FORTH IN SECTION 4.8(c) TO BE SATISFIED, TITLE COMPANY SHALL DELIVER TO BUYER THE DEPOSIT AND ALL INTEREST AND OTHER AMOUNTS EARNED FROM THE INVESTMENT THEREOF WITHIN THREE (3) BUSINESS DAYS AFTER TITLE COMPANY’S RECEIPT OF BUYER’S WRITTEN REQUEST.
     (b) AFTER EXPIRATION OF THE CONTINGENCY PERIOD, IN THE EVENT THE SALE OF THE PROPERTIES AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT AS A RESULT OF BUYER’S MATERIAL BREACH OF THIS AGREEMENT OR FAILURE OF THE CONDITION SET FORTH IN SECTION 4.8(c) TO BE SATISFIED, TITLE COMPANY SHALL (i) DELIVER TO SELLER THE DEPOSIT AS LIQUIDATED DAMAGES AND (ii) DELIVER TO BUYER ALL INTEREST AND OTHER AMOUNTS EARNED FROM THE INVESTMENT OF THE DEPOSIT WITHIN THREE (3) BUSINESS DAYS AFTER TITLE COMPANY’S RECEIPT OF SELLER’S WRITTEN REQUEST.
     (c) THE BUYER AND SELLER RECOGNIZE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT THE SALE IS NOT CONSUMMATED AS A RESULT OF BUYER’S DEFAULT OR FAILURE OF THE CONDITION SET FORTH IN SECTION 4.8(c) TO BE SATISFIED ARE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE AT THE EFFECTIVE DATE. THEREFORE, BY SEPARATELY EXECUTING THIS SECTION 1.6 BELOW, THE PARTIES ACKNOWLEDGE THAT THE AMOUNT OF THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND NOT A PENALTY, AND SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER ARISING FROM A FAILURE OF THE SALE TO CLOSE AS A RESULT OF BUYER’S BREACH OF THIS AGREEMENT OR FAILURE OF THE CONDITION SET FORTH IN SECTION 4.8(c) TO BE SATISFIED.
     (d) NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THIS SECTION 1.6 LIMIT THE DAMAGES RECOVERABLE BY EITHER PARTY AGAINST THE OTHER PARTY DUE TO THE OTHER PARTY’S OBLIGATION TO INDEMNIFY SUCH PARTY IN ACCORDANCE WITH THIS AGREEMENT OR BY REASON OF THE OTHER PARTY’S OBLIGATION TO PAY THE PREVAILING PARTY’S ATTORNEYS’

FEES AND COSTS PURSUANT TO SECTION 10.16 HEREOF. BY SEPARATELY EXECUTING THIS SECTION 1.6. BELOW, BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISION COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED.
     (e) The provisions of this Section 1.6 shall survive the termination of this Agreement.
[Signature Page Follows]

SELLER:			BUYER:

HCP, INC., a Maryland corporation			MPT OPERATING PARTNERSHIP, a
Delaware limited partnership

By:	/s/ Brian J. Maas		By:	MEDICAL PROPERTIES TRUST, LLC,

Name:	Brian J. Maas			a Delaware limited liability company,
Its:	SVP			its General Partner

				By:	MEDICAL PROPERTIES TRUST,
INC., a Maryland corporation,
Its Sole Member

					By:	/s/ Michael G. Stewart
					Name:	MICHAEL G. STEWART
					Its:	EXECUTIVE VP AND GENERAL COUNSEL

FAEC HOLDINGS (BC), LLC,
Delaware limited liability company

By:	HCP, INC., a Maryland corporation,
its Sole Member

	By:	/s/ Brian J. Maas

	Name:	Brian J. Maas
	Its:	SVP

TEXAS HCP HOLDING, L.P.,
a Delaware limited partnership

By:	TEXAS HCP G.P., INC., a Delaware
corporation, its General Partner

	By:	/s/ Brian J. Maas

	Name:	Brian J. Maas
	Its:	SVP

HCPI TRUST, a Maryland real estate trust

By:	/s/ Brian J.Maas

Name:	Brian J.Maas
Its:	SVP

HCP DAS PETERSBURG VA, LP,
Delaware limited partnership

By:	HCP DAS PETERSBURG VA GP, LLC, a Delaware limited liability company, its General Partner

	By: Name:	/s/ Brian J.Maas Brian J.Maas
	Its:	SVP

     Section 1.7. Title Company.
     By its execution and delivery of this Agreement, Title Company agrees to be bound by the terms and conditions of this Agreement to the extent applicable to its duties, liabilities and obligations as “Title Company.” Title Company shall hold and dispose of the Deposit in accordance with the terms of this Agreement. Title Company shall incur no liability in connection with the safekeeping or disposition of the Deposit for any reason other than Title Company’s breach of contract, willful misconduct or negligence. If Title Company is in doubt as to its duties or obligations with regard to the Deposit, or if Title Company receives conflicting instructions from Buyer and Seller with respect to the Deposit, Title Company shall not be required to disburse the Deposit and may, at its option, continue to hold the Deposit until both Buyer and Seller agree as to its disposition, or until a final judgment is entered by a court of competent jurisdiction directing its disposition, or Title Company may interplead the Deposit in accordance with the laws of the State of New York. Title Company shall not be responsible for any interest on the Deposit except as is actually earned, or for the loss of any interest or other earnings resulting from the withdrawal of the Deposit prior to the date interest is posted thereon. All such interest and earnings shall belong solely to Buyer. The Escrow General Provisions are attached hereto as Exhibit C and made a part hereof. In the event of any conflict between the terms and provisions of this Agreement and the Escrow General Provisions, the terms and provisions of this Agreement shall control.
     Section 1.8. Independent Contract Consideration.
     Notwithstanding anything in this Agreement to the contrary, One Hundred and No/100 Dollars ($100.00) of the Deposit is delivered to the Title Company for delivery to Seller as “Independent Contract Consideration”, and the Deposit is reduced by the amount of the Independent Contract Consideration so delivered to Seller, which amount has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement.
ARTICLE II
TITLE AND SURVEY
     Section 2.1. Title Contingency Period. During the period beginning on the Effective Date and ending (subject to the provisions of Section 3.7) at 5:00 p.m. Los Angeles, California time on March 14, 2008 (such period, as may be extended as permitted herein, the “Title Contingency Period”), Buyer shall have the right to review and investigate any and all conditions and aspects of title to the Real Properties. Without limiting the foregoing, Buyer shall have the right to review: (a) a current preliminary title report or title commitment prepared by the Title Company covering each of the Real Properties and all underlying exceptions, which shall be obtained by Buyer from the Title Company (the “Title Commitments”), and (b) a copy of the most current ALTA survey of each of the Real Properties in Seller’s actual possession and control, if any (the “Existing Surveys”) (the items referred to in clauses (a) and (b) of this Section 2.1 are hereinafter referred to as the “Title Contingency Items”); provided, however, in no event shall the Title Contingency Period be extended or delayed if Seller does not possess or is unable to locate an Existing Survey of any of the Real Properties. During the Title Contingency Period, Buyer shall also have the right to obtain and review additional documentation relating to the Real Properties including, without limitation, a new or updated

ALTA survey of each of the Real Properties prepared by a licensed surveyor or engineer, obtained by Buyer at Buyer’s sole cost (the “New Surveys”); provided, however, that in no event shall the Title Contingency Period be extended or delayed in order to permit Seller to obtain or review any New Surveys. For purposes of the preceding sentence only, a “new or updated ALTA Survey” shall mean an ALTA survey with the 2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys jointly established and adopted by ALTA and ACSM in 2005 that meets the Accuracy Standards, as adopted by ALTA and National Society of Professional Surveyors (a member organization of the ACSM), to include items 1 (except for states that require record monument platting), 2, 3, 4, 6, 7(a), 7(b)(l), 7(c), 8, 9, 10, 11(a), 13, 14, 16, 17, 18, and 19 (to the extent possible, graphically depicting on the survey drawing the zoning setback lines) of Table A thereof.
     Section 2.2. Title Examination. Buyer shall notify Seller in a reasonably detailed writing (the “Title Objection Notice”) prior to the expiration of the Title Contingency Period which exceptions to title (including survey matters), if any, will not be accepted by Buyer and the specific reasonable grounds for disapproval thereof. Any exception to title, encumbrance or other matter which is disclosed in the Title Contingency Items, any New Survey, or any other materials delivered or made available to, or otherwise obtained by, Buyer prior to the expiration of the Title Contingency Period, and which Buyer fails to disapprove prior to the expiration of the Title Contingency Period shall be deemed conclusively to have been approved by Buyer; provided, however, that notwithstanding the foregoing, Buyer shall have until the earlier to occur of seven (7) days after (i) receipt of any New Survey, or (ii) the expiration of the Title Contingency Period (the “Updated Survey Contingency Deadline”) to object to any matter that is disclosed on such New Survey that (x) was not disclosed by the Existing Survey or any other materials obtained by or made available to Buyer prior to the expiration of the Title Contingency Period, (y) was not known to Buyer prior to the expiration of the Title Contingency Period and (z) would have a material adverse effect on the value or utility of the Property to which it pertains. If Buyer delivers any Title Objection Notice to Seller, then Seller shall have five (5) Business Days after receipt of the Title Objection Notice to notify Buyer in writing that Seller either (i) will remove such objectionable exception or matter from title or survey on or before the Closing (provided that Seller may, at the time of Seller’s notice of its election to Buyer, request to extend the Closing for such period as shall be reasonably required to effect such cure, but not beyond thirty (30) days, in which case Buyer shall be required to either extend the Closing as so requested or revoke Buyer’s notice with respect to such exception from title, and upon any such revocation the parties hereto shall thereafter proceed to Closing without any extension therefor), or (ii) elects not to cause such objection to be removed (a “Non-Removal Notice”). If Seller fails to notify Buyer of its election within said five (5) Business Day period, then Seller shall be deemed to have delivered a Non-Removal Notice as to that exception. The procurement by Seller, at no additional cost to Buyer, of a commitment for the issuance of the Title Policy (as defined below) or an endorsement thereto reasonably satisfactory to Buyer and insuring Buyer against any title exception which was disapproved pursuant to this Section 2.2 shall be deemed a cure by Seller of such disapproval. Any updates to any Existing Surveys or New Surveys necessitated by Seller’s cure of any title objection shall be Buyer’s sole responsibility, both as to performance and payment of costs therefor. If Seller gives (or is deemed to have given) Buyer a Non-Removal Notice, then Buyer shall have until the date that is five (5) Business Days after the date that Seller shall have given (or be deemed to have given) the Non-Removal Notice to notify Seller in writing that Buyer elects to either (A) nevertheless proceed with the purchase and take title to the Properties subject to such exceptions, or (B) terminate this Agreement with respect to all, but not less than all, of the Properties, in which event the provisions of Section 3.6 below shall apply. If Buyer fails to notify Seller in writing, of its election on or prior to the expiration of such five (5) Business Day period, then Buyer shall be deemed to have elected to proceed with the purchase and take title to the Properties subject to such exceptions without any reduction in the Purchase Price. The operation of the notice and approval provisions of this Section 2.2 shall extend the Title Contingency Period only as to those matters which Buyer has disapproved as of the original expiration of the Title Contingency Period and only until such time as Buyer has either approved (or is deemed to have approved) the condition of title to the Real Properties, or elected to terminate this Agreement in accordance with the provisions hereof.
     (b) Buyer may, at or prior to Closing, notify Seller in writing (the “Gap Notice”) of any objection to any liens, encumbrances, easements, restrictions, conditions, covenants, rights, rights-of-way, or other matters affecting title to the Properties (each, an “Intervening Lien”) (i) raised by the Title Company after the expiration of the Title Contingency Period and prior to the Closing or otherwise disclosed on any update or revision to any New Survey received by Buyer after the Updated Survey Contingency Deadline and prior to the Closing, and (ii) which (A) was not disclosed by the Title Company or by any Existing Survey, New Survey or other materials made available to Buyer prior to the expiration of the Title Contingency Period or the Updated Survey Contingency Deadline, as applicable, (B) was not known to Buyer prior to the expiration of the Title Contingency Period, or (C) would not have been disclosed by a reasonable physical inspection of the Properties prior to the expiration of the Title Contingency Period. Buyer must notify Seller of such objection to any such Intervening Liens within three (3) Business Days of receiving written notice of, or materials disclosing, the existence of such Intervening Liens (provided, however, if receipt of written notice of, or materials disclosing, such additional matters is less than three (3) Business Days prior to the Closing Date, then the Closing Date shall be extended as necessary to permit the procedures in this section to be implemented). Failure to timely deliver a Gap Notice to Seller shall be deemed to be Buyer’s approval of any such Intervening Lien. If Buyer sends a Gap Notice to Seller, then Buyer and Seller shall have the same rights and obligations with respect to such Gap Notice as apply to a Title Objection Notice under Section 2.2(a).
     Section 2.3. Permitted Exceptions. The Properties shall be conveyed subject to the following matters, which are hereinafter referred to as the “Permitted Exceptions”:
     (a) those matters that are either approved or deemed approved by Buyer in accordance with Section 2.2 and Section 2.3 hereof;
     (b) the rights of tenants or other occupants under the Leases, any subleases and any other occupancy agreements, including any Pre-Emptive Rights (as such term is defined in Section 4.9 hereof) thereunder;
     (c) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to proration as herein provided;

     (d) local, state and federal laws, ordinances or governmental regulations, including but not limited to building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Properties; and
     (e) items shown on the Title Commitments, Existing Surveys or New Surveys and not objected to by Buyer, or waived or deemed waived by Buyer in accordance with Section 2.2 hereof and if Buyer does not obtain New Surveys, those matters which would be disclosed by an accurate survey or inspection of the Properties.
     Section 2.4. Conveyance of Title. At Closing, Seller shall convey and transfer, or cause to be conveyed or transferred, to Buyer (a) with respect to each Real Property other than the Ground Lease Properties, fee simple title to such Real Property by execution and delivery of the Deeds (as defined in Section 4.2(a) hereof) and (b) with respect to the Ground Lease Properties, the leasehold and sub-subleasehold interests, as applicable, in and to such Ground Lease Properties by execution and delivery of an Assignment of Ground Lease (as defined in Section 4.2(b) hereof). Evidence of delivery of such fee title and leasehold and sub-subleasehold interests shall be the issuance by the Title Company of current ALTA Standard Coverage Owner’s Policies of Title Insurance and ALTA Leasehold Policies of Title Insurance (or their equivalent in the applicable jurisdictions), as applicable (each a “Title Policy”, and collectively, the “Title Policies”) covering each Real Property, in the full amount of the Allocated Purchase Price for such Real Property, showing fee title, leasehold interest or sub-subleasehold interest, as applicable, to such Real Property vested exclusively in Buyer, subject only to the Permitted Exceptions (or the Title Company’s written commitment to issue such Title Policies). Except as provided below and in Section 4.6 hereof, the cost of the Title Policies shall be paid by Seller. If prior to the Closing, Buyer shall deliver to Title Company New Surveys meeting the minimum standards as required by the Title Company for issuance of ALTA Extended Owner’s Policies of Title Insurance or Leasehold Policies of Title Insurance (or their equivalent in the applicable jurisdictions), then Buyer shall be entitled to obtain ALTA Extended Coverage Owner’s Policies or Leasehold Policies of Title Insurance (or their equivalent in the applicable jurisdictions) in lieu of ALTA Standard Coverage Owner’s Policies or Leasehold Policies (or their equivalent in the applicable jurisdictions) so long as the Closing is not thereby delayed. Buyer shall pay the additional premium for such policies, including any endorsements thereto, and the cost of such New Surveys.
ARTICLE III
REVIEW OF PROPERTY
     Section 3.1. Right of Inspection. During the period from the Effective Date and ending (subject to the provisions of Section 3.7) at 5:00 p.m. Los Angeles, California time on March 14, 2008 (hereinafter referred to as the “Contingency Period”), Buyer and its authorized representatives (including its designated engineers, architects, surveyors and/or consultants) shall have the right (i) to review and investigate any and all conditions and aspects of the Properties in Buyer’s sole discretion (except as expressly provided below and except for title and survey matters, which shall be governed by Article II hereof), (ii) to receive and review copies of those items listed in Exhibit D attached hereto (the “Property Documents”) to the extent in Seller’s possession or control, and (iii) at Buyer’s sole cost and expense, to make physical inspections of and conduct tests and reviews upon the Real Properties, including, but not limited to, an inspection of the environmental condition thereof pursuant to the terms and conditions of this Agreement and to examine such other documents and files (i.e., in addition to the Property Documents) concerning the leasing, maintenance and operation of the Properties that are within Seller’s actual possession or control and which have been made available to Buyer through the secure website (the “E-Room”) to which Buyer has previously been granted access. If required by law, Seller shall provide at Closing a Natural Hazards Disclosure Report or similar disclosure report prior to the expiration of the Contingency Period.
     (b) Notwithstanding anything to the contrary contained in Section 3.1(a) above, Buyer acknowledges that it shall have no right to examine any of the following documents in connection with its review of the Properties: (i) partnership, limited liability company or corporate records of Seller, (ii) internal memoranda of Seller, (iii) financial projections or budgets prepared by or for Seller, (iv) appraisals prepared by or for Seller, (v) accounting or tax records of Seller, (vi) similar proprietary, confidential or privileged information, and (vii) any internal memoranda relating to the foregoing (collectively, the “Confidential Documents”).
     (c) All on-site inspections of the Properties shall be undertaken in accordance with the terms and conditions of that certain Due Diligence License and Access Agreement, dated as of February 15, 2008, by and between Seller and Buyer (as may be amended, modified, supplemented and amended and restated from time to time, the “Access Agreement”). Upon request by Seller, Buyer will furnish to Seller copies of any reports received by Buyer relating to any inspection of the Properties, without representation or warranty of any kind (express, implied or otherwise) as to the content and accuracy thereof, and at no charge to Seller, but such reports shall at all times be and remain the property of Buyer. Buyer agrees to protect, indemnify, defend (with counsel reasonably satisfactory to Seller) and hold Seller and Seller’s employees, officers, directors, representatives, invitees, tenants, agents, contractors, servants, attorneys, shareholders, participants, affiliates, partners, members, parents, subsidiaries, successors and assignees, free and harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys’ fees), damages or injuries arising out of, or resulting from the inspection of the Properties by Buyer or its agents or consultants; provided, however, that Buyer shall not be responsible for any liability, damage, loss, cost or expense arising out of Buyer’s discovery of a pre-existing condition at any of the Properties, including reporting any such condition to the appropriate authorities if required to do so by law and Seller shall be solely responsible for any liability, damage, loss, cost or expense arising out of Buyer’s discovery of such pre-existing condition at any of the Properties, and for compliance with any reporting obligation that arises from such discovery. Notwithstanding anything to the contrary in this Agreement, (1) Buyer shall not be relieved of its obligation to indemnify, defend and hold harmless Seller in the event that any pre-existing condition is aggravated by Buyer and/or Buyer’s representatives in connection with any inspection of the Properties, and (2) Buyer’s obligation to indemnify, defend and hold harmless Seller pursuant to this Section 3.1(c) shall survive Closing or any termination of this Agreement.
     (d) Buyer’s right of access to the Properties shall also include the right during the Contingency Period to meet and confer with tenants of the Properties in accordance with the terms and conditions of the Access Agreement.

     Section 3.2. Environmental Reports. SELLER SHALL PROMPTLY PROVIDE BUYER COPIES OF THE ENVIRONMENTAL REPORTS LISTED ON EXHIBIT E (THE “ENVIRONMENTAL REPORTS”), WHICH SHALL BE MADE AVAILABLE ON THE E-ROOM AS PART OF THE PROPERTY DOCUMENTS WITHOUT REPRESENTATION AND WARRANTY. SELLER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER FOR ANY INACCURACY IN OR OMISSION FROM ANY ENVIRONMENTAL REPORT. BUYER SHALL HAVE NO CLAIMS AGAINST THE PREPARER OF ANY ENVIRONMENTAL REPORT PROVIDED BY SELLER IN CONNECTION WITH ANY SUCH REPORT. BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO THE EXPIRATION OF THE CONTINGENCY PERIOD, ITS OWN INVESTIGATION OF THE ENVIRONMENTAL CONDITION OF THE PROPERTIES TO THE EXTENT BUYER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE.
     Section 3.3. No Financing Contingency. It is expressly agreed that there shall not be any conditions making Buyer’s obligations under this Agreement contingent upon the obtaining of any financing by Buyer. The purchase of the Properties under this Agreement shall be on an “ALL CASH” basis, to be paid in accordance with Section 4.3 of this Agreement.
     Section 3.4. Review of Estoppel Certificates.
     (a) Seller shall prepare for each tenant under a Lease an estoppel certificate in substantially the form attached hereto as Exhibit F-l (with such modifications thereto as are necessary to conform it to the applicable provisions of the subject lease), or in the form or containing such information as is required by any Lease (the “Tenant Estoppels”), and shall deliver drafts of the same to Buyer for Buyer’s approval. Buyer shall have two (2) Business Days from its receipt of any draft estoppel certificate to provide comments thereto or approve the same. Failure of Buyer to so respond within such two (2) Business Day period shall be deemed to constitute Buyer’s approval of said draft. Once draft estoppel certificates have been approved or deemed approved by Buyer (a “Pre-Approved Form Estoppel”) Seller shall deliver the same to the applicable tenants under the Leases and request that the tenants complete and sign the Tenant Estoppels and return them to Seller within ten (10) days after each tenant’s receipt of the same or such time period required by the terms of the applicable Lease. Seller shall use commercially reasonable efforts to obtain an executed Tenant Estoppel from each tenant under a Lease at least three (3) Business Days prior to Closing; provided, however, that in no event shall Seller be required to declare an event of default under any Lease for a tenant’s failure to deliver a Tenant Estoppel or otherwise be required to institute legal proceedings against any tenant in connection therewith. Seller shall (i) use commercially reasonable efforts to obtain and deliver to Buyer, at least three (3) Business Days prior to the Closing Date, Tenant Estoppels from tenants which collectively occupy no less than eighty percent (80%) of the Allocated Purchase Price of those Properties to be conveyed on the Closing Date, and (ii) deliver estoppel certificates executed by Seller (“Seller Estoppels”), in the form of Exhibit F-2 attached hereto (with such modifications thereto as are necessary to conform it to the applicable provisions of the subject Lease), or in the form or containing such information as is required by such Lease (the “Pre-Approved Form Seller Estoppel”), for those Tenant Estoppels of the tenants occupying the Properties to be conveyed on the Closing Date which were not obtained, provided that in no event shall such Seller Estoppels collectively pertain to Properties representing in excess of twenty percent (20%)

of the Allocated Purchase Price of the Properties to be conveyed on the Closing Date. Seller’s failure to deliver Tenant Estoppels (or Seller Estoppels, as applicable) shall not constitute a default by Seller hereunder. Buyer shall have two (2) Business Days after receipt of each executed Tenant Estoppel and Seller Estoppel to review and approve such Tenant Estoppel and Seller Estoppel; provided, however, that Buyer shall be required to approve any Tenant Estoppel or Seller Estoppel which is (i) substantially in the form of the Pre-Approved Form Estoppel or Pre-Approved Form Seller Estoppel, as applicable, or (ii) in the form or contains such information as is required by the applicable Lease (each such estoppel not substantially in such form being referred herein as an “Unacceptable Estoppel”). Notwithstanding any provision to the contrary herein, neither references in any Tenant Estoppel or Seller Estoppel to any of the matters described on Schedule 3.4(a), nor deviations from the Pre-Approved Form Estoppel or Pre-Approved Form Seller Estoppel with regard to such matters, shall in any way constitute a basis for Buyer to deem any estoppel certificate an Unacceptable Estoppel. Seller shall be released from liability under a Seller Estoppel upon delivery to Buyer of a Tenant Estoppel from the corresponding tenant to the extent such Tenant Estoppel is substantially in the form of the Pre-Approved Form Estoppel.
     (b) Seller shall prepare for each lessor under a Ground Lease an estoppel certificate in substantially the form attached hereto as Exhibit F-3 (with such modifications thereto as are necessary to conform it to the applicable provisions of the subject ground lease), or in the form or containing such information as is required by any Ground Lease (the “Lessor Estoppels”), and shall deliver drafts of the same to Buyer for Buyer’s approval. Buyer shall have two (2) Business Days from its receipt of any draft lessor estoppel certificate to provide comments thereto or approve the same. Failure of Buyer to so respond within such two (2) Business Day period shall be deemed to constitute Buyer’s approval of said draft. Once draft lessor estoppel certificates have been approved or deemed approved by Buyer (a “Pre-Approved Form Lessor Estoppel”) Buyer shall deliver the same to the applicable lessors under the Ground Leases and request that the lessors complete and sign the Lessor Estoppels and return them to Seller within ten (10) days after each lessor’s receipt of the same or such time period required by the terms of the applicable Ground Lease. Seller shall use commercially reasonable efforts to obtain an executed Lessor Estoppel from each lessor under a Ground Lease at least three (3) Business Days prior to Closing; provided, however, that in no event shall Seller be required to declare an event of default under a Ground Lease for a lessor’s failure to deliver a Lessor Estoppel or otherwise be required to institute legal proceedings against a lessor in connection therewith. In the event that Seller is unable to deliver to Buyer, at least three (3) Business Days prior to Closing, a Lessor Estoppel from a lessor under a Ground Lease, then Seller shall deliver an estoppel certificate executed by Seller (the “Seller Ground Lease Estoppel”), in the form of Exhibit F-4 attached hereto (with such modifications thereto as are necessary to conform it to the applicable provisions of the subject Ground Lease), or in the form or containing such information as is required by such Ground Lease (the “Pre-Approved Form Seller Ground Lease Estoppel”), for those Lessor Estoppels of the lessors which were not obtained. Seller’s failure to deliver a Lessor Estoppel (or a Seller Ground Lease Estoppel, as applicable) shall not constitute a default by Seller hereunder. Buyer shall have two (2) Business Days after receipt of each executed Lessor Estoppel and Seller Ground Lease Estoppel, as applicable, to review and approve such Lessor Estoppel and Seller Ground Lease Estoppel; provided, however, that Buyer shall be required to approve any Lessor Estoppel or Seller Ground Lease Estoppel substantially in the form of the Pre-Approved Form Lessor Estoppel or Pre-Approved Form Seller Ground

Lease Estoppel, as applicable (each such estoppel not substantially in such form being referred herein as an “Unacceptable Ground Lease Estoppel”). Seller shall be released from liability under a Seller Ground Lease Estoppel upon delivery to Buyer of a Lessor Estoppel from the corresponding lessor to the extent such Lessor Estoppel is substantially in the form of the Pre-Approved Form Lessor Estoppel.
     (c) In the event Seller fails to deliver the required number of Tenant Estoppels pursuant to Section 3.4(a) hereof or if the Allocated Purchase Price of all Properties to be conveyed on the Closing Date as to which there shall be Unacceptable Estoppels and Unacceptable Ground Lease Estoppels exceeds ten percent (10%) of the Purchase Price of the Properties to be conveyed on the Closing Date, then Buyer’s sole remedy shall be to either (i) waive the estoppel requirement and proceed to Closing without any abatement in the Purchase Price, or (ii) terminate this Agreement in its entirety and receive a return of the entire Deposit.
     (d) With regard to any Properties for which the Closing has been postponed beyond the initial Closing Date pursuant to Section 4.1, the same requirements concerning the delivery of estoppel certificates as are set forth in Section 3.4(a) and Section 3.4(b) shall be applicable to such Properties, provided that:
          (i) the delivery date for such estoppel certificates shall be the date which is three (3) Business Days prior to the Tranche 2 Closing Date (as defined in Section 4.1); and
          (ii) in calculating compliance with the requirements for delivery of at least 80% Tenant Estoppels and no more than 20% of Seller Estoppels or 10% Unacceptable Estoppels and Unacceptable Ground Lease Estoppels, such calculations shall be performed by taking into account all of the Properties (including those previously conveyed on the initial Closing Date) and all Tenant Estoppels, Seller Estoppels, Unacceptable Estoppels and Unacceptable Ground Lease Estoppels delivered in connection therewith.
In the event of a failure of the estoppel requirements described in this Section 3.4(d) to be satisfied, Buyer’s sole remedy shall be to either (x) waive such estoppel requirements and proceed with the Closing of the Tranche 2 Properties without any abatement in the Purchase Price, or (y) deem all (but not less than all) of the Tranche 2 Properties and the Tranche 3 Properties (as defined in Section 4.1) to be Deleted Properties (as defined in Section 4.10), in which case a Partial Termination (as defined in Section 4.10) shall be deemed to have occurred with respect to all of the Tranche 2 Properties and the Tranche 3 Properties, and the parties shall abide by the provisions of Section 4.10 with regard thereto.
     Section 3.5. Due Diligence; Right of Termination. Subject to the provisions of Section 3.7 hereof, if for any reason whatsoever, Buyer determines that any of the Properties or any aspect thereof is unsuitable for Buyer’s acquisition, Buyer shall have the right to terminate this Agreement with respect to all, but not less than all (except as otherwise expressly provided in this Agreement), of the Properties by giving written notice thereof to Seller prior to the expiration of the Contingency Period, and if Buyer gives such notice of termination within the Contingency Period, then this Agreement shall terminate in accordance with the provisions of Section 3.6 below. If, prior to the expiration of the Contingency Period, Buyer fails to give Seller written notice of Buyer’s election to proceed with the purchase of the Properties pursuant to the terms of this Agreement, then Buyer shall be deemed to have terminated this Agreement and the provisions of Section 3.6 shall control; provided, however, Buyer’s approval (or deemed approval of title and survey matters shall at all times be governed by Article II hereof).
     Section 3.6. Rights Upon Termination. If this Agreement is terminated or deemed terminated by Buyer (other than in connection with a Partial Termination) in the manner and within the applicable time period(s) provided pursuant to the provisions of this Agreement, or because of a failure of a condition precedent to the parties’ obligations hereunder as set forth in Section 4.7 and Section 4.8 below (other than the condition set forth in Section 4.8(c)), then (i) each party shall promptly execute and deliver to Title Company such documents as Title Company may reasonably require to evidence such termination, (ii) the Deposit plus all accrued interest thereon shall be returned to Buyer, (iii) all instruments in Escrow shall be returned to the party depositing the same, (iv) at the request of Seller, Buyer shall return or destroy all items previously delivered or made available by Seller to Buyer and/or copies of any reports, surveys or other studies or investigations prepared or received by Buyer relating to the Properties, (v) Buyer and Seller shall each pay one-half (1/2) of all Escrow and title cancellation charges, and (vi) neither party shall have any further rights, obligations or liabilities whatsoever to the other party concerning the Properties by reason of this Agreement, except for any indemnity obligations of either party pursuant to the provisions of this Agreement or otherwise expressly stated in this Agreement to survive termination. The provisions of this Section 3.6 shall survive the Closing or earlier termination of this Agreement, but shall not limit the rights of (x) any party under Section 6.1 and Section 6.2 in the event of a default under this Agreement by the other party, or (y) Seller under Section 1.6 in the event of the failure of the condition in Section 4.8(c) to be satisfied.
     Section 3.7. Shiloh Facility and HS Properties.
     (a) Notwithstanding any provision to the contrary herein, from the date hereof up to the Closing Date, Buyer shall have the right to continue to review and evaluate the Property leased to River West, L.P., a Delaware limited partnership (the “Shiloh Tenant”), and the Shiloh Tenant’s ability to perform its obligations under the Lease relating to that certain facility located in Plaquemine, Louisiana and commonly referred to as the “River West Medical Center” (the “Shiloh Facility”), in each case in accordance with the terms and provisions of Article III. Seller shall cooperate with Buyer in such evaluation process, including, without limitation, continuing to comply with the provisions of Article III with respect thereto. Notwithstanding any provision in this Agreement to the contrary, if for any reason whatsoever Buyer determines at any time prior to Closing that the Property constituting or relating to the Shiloh Facility is unsuitable for Buyer’s acquisition, then Buyer shall have the right to designate such Property as a Deleted Property (as defined in Section 4.10 hereof) and to effect a Partial Termination (as defined in Section 4.10 hereof) with respect to such Property, and, in such event, the parties shall treat such Property in accordance with Section 4.10 hereof.
     (b) Notwithstanding any provision to the contrary herein, from the date hereof up to 5:00 p.m. Los Angeles, California time on March 28, 2008, Buyer shall have the right to continue to review and evaluate the Properties located in the States of Florida, Virginia, Arkansas and Kansas (the “HS Properties”), in each case in accordance with the terms and provisions of Article II and Article III, and Seller shall cooperate with Buyer in such evaluation process, including, without limitation, continuing to comply with the provisions of Article II and Article III with respect thereto. Notwithstanding any provision in this Agreement to the contrary herein, if for any reason whatsoever Buyer determines at any time prior to 5:00 p.m. Los Angeles, California time on March 28, 2008 that any of the HS Properties are unsuitable for Buyer’s acquisition, then Buyer shall have the right to designate all (but not less than all) of such HS Properties as Deleted Properties (as defined in Section 4.10) and to effect a Partial Termination (as defined in Section 4.10) with respect to all (but not less than all) of such HS Properties, and, in such event, the parties shall treat such HS Properties in accordance with Section 4.10.
ARTICLE IV
CLOSING
     Section 4.1. Time and Place.
     (a) Subject to any rights of Seller to extend the Closing Date as hereinafter provided, the consummation of the transaction contemplated hereby (“Closing”) shall occur on March 28, 2008 (the “Closing Date”). The term “Closing” is used in this Agreement to mean the time and date the transactions hereby are closed with respect to the Properties (or, to the extent applicable, the Tranche 2 Properties and the Tranche 3 Properties) and the Title Policies are issued (or the Title Company has provided its written commitment to issue such Title Policies), regardless of whether the Deeds are actually recorded in the land records in which the Properties are situated; provided, however, that in the event that (i) a Pre-Emptive Right Holder has not exercised or waived its Pre-Emptive Rights prior to the Closing Date, or (ii) the parties from which consent is required (the “Consent Parties”) pursuant to Section 4.8(f), Section 11.5(c) and Section 12.5(c) have not provided such consent (the “Consent Requirements”), then the Closing with regard to the Property or Properties to which such Pre-Emptive Rights and/or Consent Requirements, as applicable, pertain shall be postponed in accordance with the provisions of Section 4.1(b) and Section 4.1(c) below.
     (b) With regard to any Property or Properties for which the Closing has been postponed beyond the initial Closing Date of March 28, 2008 pursuant to Section 4.1(a), if, as applicable (i) the Pre-Emptive Right Holder has waived, or is deemed to have waived, its Pre-Emptive Right and/or (ii) the Consent Parties have provided the required consent, in each case on or before April 18, 2008, then the Closing for such Properties (collectively, the “Tranche 2 Properties”) shall occur on April 22, 2008 (the “Tranche 2 Closing Date”). Upon the Closing of the Tranche 2 Properties, Buyer shall be deemed to have waived all closing contingencies with respect to the remaining Properties and Buyer shall in no event be entitled to terminate this Agreement with regard to such Properties or to receive a return of the Deposit, except in connection with any of the following: (a) the occurrence of a material default by Seller pursuant to Section 6.2; (b) the occurrence of a casualty or condemnation event giving rise to Buyer’s right to terminate this Agreement in accordance with Article VII; or (c) the failure of any of the conditions set forth in Section 4.7(h), Section 4.7(i) or Section 4.7(j) to be satisfied.
     (c) With regard to any Properties for which the Closing has been postponed beyond the Tranche 2 Closing Date pursuant to Section 4.1(a), if, as applicable, the conditions set forth in clauses (i) and/or (ii) of Section 4.1(b) above shall occur on or before May 15, 2008, then the

Closing for such Properties (the “Tranche 3 Properties”) shall occur on May 15, 2008 or such other date that is mutually acceptable to the parties (the “Tranche 3 Closing Date”). Notwithstanding any provision to the contrary herein, in the event the Closing for any Property is postponed beyond the initial Closing Date of March 28, 2008, then the Deposit shall only be credited against the Purchase Price with respect to the Closing of the final Property under this Agreement.
     (d) Closing shall be consummated through the Escrow administered by Title Company. At Closing, Seller and Buyer shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3 hereof, the performance of which obligations shall be covenants to the parties to perform and shall be concurrent conditions.
     Section 4.2. Seller’s Obligations at Closing. At, or prior to Closing, Seller shall:
     (a) with respect to each Real Property other than the Ground Lease Properties, deliver or cause to be delivered to Buyer through Escrow a duly executed and acknowledged special warranty deed or limited warranty deed (or their equivalent in applicable jurisdictions) in substantially the form attached hereto as Exhibit G-l, but with such changes thereto as are required by any applicable laws in the jurisdiction where such Real Property is located (the “Deeds”);
     (b) with respect to each Ground Lease Property, assign or cause to be assigned to Buyer, and Buyer shall assume, Seller’s interest under the Ground Lease, by a duly executed assignment and assumption of the ground lease in substantially the form attached hereto as Exhibit G-2 delivered through Escrow, but with such changes thereto as are required by any applicable laws in the jurisdiction where such Ground Lease Property is located or to conform such form to apply to the leasehold or sub-subleasehold interest being assigned thereby (the “Assignment of Ground Lease”);
     (c) with respect to each Property, deliver or cause to be delivered to Buyer through Escrow a duly executed bill of sale in the form attached hereto as Exhibit H (the “Bill of Sale”) conveying to Buyer without warranty (except for such warranties as are specifically set forth in Section 5.1 of this Agreement, subject in each case to the limitations on liability and survival set forth in Section 5.2 hereof) all right, title and interest of Seller in and to the Personal Property;
     (d) with respect to each Property, assign or cause to be assigned to Buyer without warranty (except for such warranties as are specifically set forth in Section 5.1 of this Agreement, subject in each case to the limitations on liability and survival set forth in Section 5.2 hereof), and Buyer shall assume, Seller’s interest in and to the Leases, Subleases, if any, Rents, and Security Deposits by a duly executed assignment and assumption agreement (the “Assignment of Leases”) in the form attached hereto as Exhibit I delivered through Escrow;
     (e) with respect to each Property, execute notices in the form attached hereto as Exhibit J (the “Tenant Notices”), which Buyer shall send to each tenant under each of the Leases promptly after the Closing, informing such tenant of the sale of such Property and of the assignment to Buyer of Seller’s interest in, and obligations under, the Leases (including, if applicable, any Security Deposits), and directing that all Rent and other sums payable after the Closing under such Lease be paid as set forth in the notice;
     (f) with respect to each Property, to the extent assignable without charge or consent, assign or cause to be assigned to Buyer without warranty (except for such warranties as are specifically set forth in Section 5.1 of this Agreement, subject in each case to the limitations on liability and survival set forth in Section 5.2 hereof), and Buyer shall assume, Seller’s interest in and to the Security Documents, the Acquisition Documents and the Intercreditor Documents by a duly executed assignment and assumption agreement (the “Assignment of Ancillary Documents”) in the form attached hereto as Exhibit K delivered through Escrow;
     (g) if prior to Closing Seller becomes aware of any fact or circumstance which makes any representation or warranty of Seller in this Agreement untrue, then (i) Seller shall promptly disclose such fact in writing to Buyer, and (ii) at Closing, Seller shall deliver to Buyer a duly executed original certificate of Seller (“Seller’s Closing Certificate”), dated as of the Closing Date and executed on behalf of Seller by a duly authorized officer thereof, updating the representations and warranties contained in Section 5.1, Section 11.3 and Section 12.3 below to the Closing Date and identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. Notwithstanding any provision in this Agreement to the contrary, in no event shall Seller be liable to Buyer for, or be deemed to be in default under this Agreement by reason of, any such change to a representation or warranty (or the fact any such representation or warranty was incorrect prior to such change). The occurrence of a change in a representation and warranty shall, if materially adverse to Buyer and if not cured by Seller prior to Closing, constitute the non-fulfillment of the condition set forth in Section 4.7(b) hereof. If, despite changes or other matters described in Seller’s Closing Certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;
     (h) deliver to Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;
     (i) deliver to Buyer through Escrow a certificate in the form attached hereto as Exhibit L duly executed by Seller, stating that Seller is not a “foreign person”, a “foreign corporation”, a “foreign partnership”, a “foreign trust”, a “foreign estate”, or a “disregarded entity” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, along with any applicable State or local law equivalent;
     (j) deliver to Buyer outside of Escrow or at the Properties the Leases together with all leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Properties, but excluding any Confidential Documents. Prior to the Closing, Seller may, at its sole cost, make a copy of all files, records and documents which Seller has delivered to Buyer. In addition, for a period of three (3) years after the Closing, Buyer shall allow Seller and its representatives access without charge to all files, records and documents delivered to Buyer at or in connection with the Closing, upon reasonable advance notice and at reasonable times, to make copies of any and all such files, records and documents, which right shall survive the Closing;

     (k) deliver to Buyer possession and occupancy of the Properties, subject to the Permitted Exceptions
     (1) execute and deliver a closing statement mutually acceptable to Seller and Buyer through Escrow;
     (m) perform and satisfy all agreements and covenants required hereby to be performed by Seller prior to or at the Closing; and
     (n) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.
     Section 4.3. Buyer’s Obligations at Closing. At, or prior to Closing, Buyer shall:
     (a) pay to Seller through Escrow the full amount of the Purchase Price (due credit shall be given for the Deposit as provided herein), as increased or decreased by prorations and adjustments as herein provided and as adjusted as a result of any Partial Termination of this Agreement in accordance with the terms herein provided in immediately available wire transferred funds pursuant to Section 1.5 hereof;
     (b) join Seller in execution and delivery through Escrow of the Assignment of Leases, Assignment of Ground Lease and the Assignment of Ancillary Documents;
     (c) if prior to Closing Buyer becomes aware of any fact or circumstance which makes any representation or warranty of Buyer in this Agreement untrue, then (i) Buyer shall promptly disclose such fact in writing to Seller, and (ii) at Closing, Buyer shall deliver to Seller a duly executed original certificate of Buyer (“Buyer’s Closing Certificate”), dated as of the Closing Date and executed on behalf of Buyer by a duly authorized officer thereof, updating the representations and warranties contained in Section 5.3, Section 11.4 and Section 12.4 below to the Closing Date and identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. Notwithstanding any provision in this Agreement to the contrary, in no event shall Buyer be liable to Seller for, or be deemed to be in default hereunder by reason of, any such change to a representation or warranty (or the fact any such representation or warranty was incorrect prior to such change); provided, however, that the occurrence of a change in a representation or warranty shall, if materially adverse to Seller and if not cured by Buyer prior to Closing, constitute the non-fulfillment of the conditions set forth in Section 4.8(c) hereof, and entitle Seller to (among other things) execute its right under Section 1.6(b). If, despite changes or other matters described in Buyer’s Closing Certificate, the Closing occurs, Buyer’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;
     (d) deliver to Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Buyer;
     (e) execute and deliver a closing statement mutually acceptable to Seller and Buyer through Escrow;

     (f) perform and satisfy all agreements and covenants required hereby to be performed by Buyer prior to or at the Closing; and
     (g) execute and deliver to Seller a release of claims (the “Release”) in the form attached hereto as Exhibit N;
     (h) execute and deliver a legally binding addendum to each LP Agreement (as such term is defined in Section 12.1 hereof) in accordance with Section 10.8(a) thereof; and
     (i) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.
     Section 4.4. Title Company’s Obligations at Closing. Title Company shall undertake the following at or promptly after Closing:
     (a) If necessary, Title Company is authorized and instructed to insert the date Escrow closes as the effective date of any documents conveying interests herein or which are to become operative as of the Closing Date;
     (b) Cause the Deeds and any other recordable instruments which the parties so direct to be recorded in the Official Records of the Recorder of the County in which the Properties are located. If permitted by applicable law, Title Company is hereby instructed not to affix the amount of the documentary transfer tax on the face of the Deeds, but to pay on the basis of a separate affidavit of Seller not made a part of the public record;
     (c) Cause each non-recorded document to be delivered to the party acquiring rights thereunder, or for whose benefit such document was obtained;
     (d) Deliver to Buyer the Title Policies; and
     (e) Deliver to Seller the Purchase Price and such other funds, if any, as may be due to Seller by reason of credits under this Agreement, less all items chargeable to Seller under this Agreement.
     Section 4.5. Credits and Prorations.
     (a) All Rent and other income and expenses, if any (pursuant to the express terms of any of the Leases and the Ground Leases), of the Properties shall be apportioned as of 12:01 a.m. on the day of Closing as if Buyer were vested with title to the Properties during the entire day upon which Closing occurs. Such prorations, if and to the extent known and agreed upon as of the Closing, shall be paid by Buyer to Seller (if the prorations result in a net credit to Seller) or by Seller to Buyer (if the prorations result in a net credit to Buyer) by increasing or reducing the cash to be paid by Buyer at the Closing. Any such prorations not determined or not agreed upon as of the Closing shall be paid by Buyer to Seller, or by Seller to Buyer, as the case may be, in cash as soon as practicable following the Closing.
     (b) Notwithstanding anything contained in Section 4.5(a) hereof:

          (i) Seller shall be entitled to a credit equal to one hundred percent (100%) of the amount of all accounts receivable existing as of the Closing Date. A post-Closing true-up shall be performed ninety (90) days after the Closing Date, at which time Seller shall pay to Buyer an amount equal to any accounts receivable for which Seller received such a credit at Closing and which were not received by Buyer from the applicable tenant(s) prior to such true-up. If, subsequent to any such true-up, Buyer or Seller receives any funds from the tenant(s) from which such accounts receivable were due, then such funds shall be disbursed (i) first to Seller up to the amount of any such true-up payment previously made, and (ii) the remainder to Buyer. Subject to its rights under the preceding sentence to retain funds in repayment of any such true-up payment, Seller shall promptly deliver to Buyer any payments of Rent which Seller may receive subsequent to the Closing;
          (ii) At Closing, Seller shall, at Seller’s option, either (A) deliver to Buyer any Security Deposits actually held by Seller pursuant to the Leases (to the extent such Security Deposits have not been applied against delinquent Rents), or (B) credit to the account of Buyer the amount of such Security Deposits held by Seller pursuant to the Leases (to the extent such Security Deposits have not been applied against delinquent Rents);
          (iii) Charges referred to in Section 4.5(a) hereof which are payable by any tenant directly to a third party shall not be apportioned hereunder, and Buyer shall accept title subject to any of such charges unpaid and Buyer shall look solely to the tenant responsible therefor for the payment of such charges. If Seller shall have paid any of such charges on behalf of any tenant, and shall not have been reimbursed therefor by the time of Closing, Buyer shall credit to Seller an amount equal to all such charges so paid by Seller; and
          (iv) Seller shall receive a credit equal to the amount of any rent or other expense that has been paid by Seller pursuant to the Ground Leases prior to Closing and which pertains to any period after Closing.
     (c) Any additional rent or other expenses due under the Leases or the Ground Leases (collectively, the “Additional Rents”) shall be prorated on the Closing Date between Buyer and Seller based on the best estimate of Buyer and Seller (and taking into account the prior year adjustments). Within three (3) Business Days prior to Closing, Seller shall deliver to Buyer for its review and approval a statement setting forth its estimate of the proration of such Additional Rents. Buyer and Seller shall complete a final proration of Additional Rents within ninety (90) days after Closing. Prior to Closing, Seller shall provide Buyer with information regarding Additional Rents which were received by Seller prior to closing and the amount of reimbursable expenses paid by Seller prior to closing. On or before the date which is sixty (60) days after Closing, Buyer shall deliver to Seller a reconciliation of all expenses reimbursable by tenants under the Leases, and the amount of Additional Rents received by Seller and Buyer relating thereto (the “Reconciliation”). Upon reasonable notice and during normal business hours, each party shall make available to the other all information reasonably required to confirm the Reconciliation. In the event of any overpayment of Additional Rents by the tenants to Seller, Seller shall promptly, but in no event later than fifteen (15) days after receipt of the Reconciliation, pay to Buyer the amount of such overpayment and Buyer, as the landlord under the particular Leases, shall pay or credit to each applicable tenant the amount of such overpayment. In the event of an underpayment of Additional Rents by the tenants to Seller,

Buyer shall pay to Seller the amount of such underpayment within fifteen (15) days following Buyer’s receipt of any such amounts from the tenants. Notwithstanding anything to the contrary herein, Seller shall deliver to Buyer or credit against the Purchase Price at Closing any amounts collected by Seller on account of Additional Rents from tenants, which based upon Seller’s estimates, exceeds the actual Additional Rent owing from such tenants through the Closing (i.e., amounts collected from such tenants on account of Additional Rent in excess of such tenants’ actual year-to-date share of expenses for which the same have been collected).
     (d) Except as otherwise provided herein, any revenue or expense amount which cannot be ascertained with certainty as of Closing shall be prorated on the basis of the parties’ reasonable estimates of such amount, and shall be the subject of a final proration sixty (60) days after Closing, or as soon thereafter as the precise amounts can be ascertained. Buyer shall promptly notify Seller when it becomes aware that any such estimated amount has been ascertained. Once all revenue and expense amounts have been ascertained, Buyer shall prepare, and certify as correct, a final proration statement which shall be subject to Seller’s approval. Upon Seller’s acceptance and approval of any final proration statement submitted by Buyer, such statement shall be conclusively deemed to be accurate and final. Any such revenue or expense amount shall be paid by Buyer to Seller, or Seller to Buyer, as the case may be, in cash as soon as practicable following Closing.
     (e) Notwithstanding any provision to the contrary herein or in any other document delivered in connection with the transactions contemplated hereby, Buyer and Seller hereby agree that in no event shall Seller have any liability or responsibility for any reimbursement or other obligations related to any improvements pertaining to the Properties, whether constructed prior to or after the Closing, and whether arising under the Leases or otherwise. Upon the Closing, Buyer shall accept the Properties subject to any reimbursement or other obligations or responsibilities that may now or hereafter exist with regard to any improvements relating to the Properties.
     (f) The provisions of this Section 4.5 shall survive Closing.
     Section 4.6. Transaction Taxes and Closing Costs.
     (a) Seller and Buyer shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance.
     (b) Seller shall pay the fees of any counsel representing Seller in connection with this transaction. Seller shall also pay the following costs and expenses:
          (i) one-half (1/2) of the escrow fee, if any, which is charged by the Title Company;
          (ii) the premium for the ALTA Standard Coverage Owner’s Policies of Title Insurance and ALTA Standard Coverage Leasehold Policy of Title Insurance (or their equivalent in applicable jurisdictions), as applicable, relating to the Properties to be issued to Buyer by the Title Company at Closing (provided that in no event shall Seller be required to pay more than

$423,503 for the foregoing, as such amount may be reduced to account for any Properties which become Deleted Properties or for which a Closing otherwise does not occur) (the “Base Policy Premium”);
          (iii) the fees for recording the Deeds and any additional recording fees incurred in connection with the satisfaction of Seller’s obligations hereunder (if any); and
          (iv) such portion, if any, of any documentary transfer tax or similar tax (including, without limitation, City, County and State documentary transfer taxes, as applicable) which becomes payable by reason of the transfer of the Properties (collectively, “Transfer Taxes”), and which is customarily paid by sellers in comparable transactions in the jurisdiction in which each component of the Property is located.
          (c) Buyer shall pay the fees of any counsel representing Buyer in connection with this transaction. Buyer shall also pay the following costs and expenses:
          (i) one-half (1/2) of the escrow fee, if any, which is charged by the Title Company;
          (ii) any recording fees incurred in connection with the satisfaction of Buyer’s obligations hereunder (if any);
          (iii) the premium for the Owner’s Policies of Title Insurance and Leasehold Policy of Title Insurance to be issued to Buyer by the Title Company at Closing, and the entire cost of all endorsements thereto, but only to the extent that those costs exceed the cost of the Base Policy Premium which Seller is required to pay pursuant to Section 4.6(b)(ii);
          (iv) the cost of any New Surveys and Buyer’s own due diligence expenses; and
          (v) such portion, if any, of the Transfer Taxes as is customarily paid by buyers in comparable transactions in the jurisdiction in which each component of the Property is located.
     (d) The Personal Property is included in this sale without charge and without any allocation of Purchase Price thereto, however, Buyer shall be responsible for the amount of any and all sales or similar taxes payable in connection with the transfer of the Personal Property.
     (e) All costs and expenses incident to this transaction and the Closing thereof, and not specifically described above shall be paid by the party incurring same.
     (f) The provisions of this Section 4.6 shall survive the Closing.
     Section 4.7. Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the transaction contemplated hereunder shall be subject to the fulfillment on or before the date of Closing of all of the conditions set forth in this Section 4.7, any or all of which may be waived by Buyer in its sole and absolute discretion. In the event Buyer terminates this Agreement, which termination shall apply to all, but not less than all, of the Properties, due to the nonsatisfaction of any such conditions, then the termination provisions set forth in Section 3.6 above shall apply.
     (a) Seller shall have delivered to Buyer (or to Buyer through the Title Company) all of the items required to be delivered to Buyer pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2 hereof;
     (b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (with appropriate modification as permitted under this Agreement);
     (c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing;
     (d) The Title Company shall have issued or is irrevocably committed to issue the Title Policies;
     (e) This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of Medical Properties Trust, Inc., which approval Buyer shall seek to obtain on or prior to March 19, 2008;
     (f) Except with respect to any condemnation or eminent domain matters, which shall be governed by Article VII hereof, there shall not have been instituted by any creditor of Seller, any governmental or quasi-government authority or any other third party, any suit, action or proceeding which would materially and adversely affect the Properties or which would prevent Seller from consummating the transactions contemplated by this Agreement;
     (g) The Board of Directors of Seller shall have approved the transactions contemplated by this Agreement on or before the date that is the later of (i) seven (7) days after the expiration of the Contingency Period, and (ii) March 26, 2008, the failure of which shall give rise to Buyer’s right to terminate this Agreement;
     (h) Seller shall have obtained all approvals and consents necessary for Seller’s transfer or sale of the Properties as contemplated by this Agreement, and such estoppel certificates as are required to be obtained under this Agreement; provided, however, that failure to obtain any consent described in Section 11.5(c) or Section 12.5(c) hereof (i) shall result only in Buyer’s right to refrain from consummating the acquisition of the specific Property for which such consent is not obtained until such time as such consent is obtained, and (ii) shall not affect or delay the Closing of the other Properties;
     (i) All Pre-Emptive Rights Holders (as defined below) shall have either waived or exercised their Pre-Emptive Rights (as defined below); provided, however, that failure of this condition to be satisfied (i) shall result only in Buyer’s right to refrain from consummating the acquisition of the specific Pre-Emptive Right Property or Pre-Emptive Right Properties for which the applicable Pre-Emptive Rights have not been waived or exercised, and (ii) shall not affect or delay the Closing of the other Properties; and

     (j) With respect to the Ground Lease Properties, Seller shall have obtained all consents required in connection with the assignment of Seller’s right, title and interest under the Ground Leases.
     Section 4.8. Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole and absolute discretion:
     (a) Seller shall have received the Purchase Price as adjusted as provided herein, and payable in the manner provided for in this Agreement;
     (b) Buyer shall have delivered to Seller (or to Seller through the Title Company) all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3 hereof;
     (c) All of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modification as permitted under this Agreement);
     (d) Buyer shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Buyer as of the date of Closing;
     (e) Seller shall have obtained all approvals and third party consents necessary for the transfer or sale of the Properties as contemplated by this Agreement; provided, however, that failure to obtain any consent described in Section 11.5(c) or Section 12.5(c) hereof (i) shall result only in Seller’s right to refrain from consummating the acquisition of the specific Property for which such consent is not obtained until such time as such consent is obtained, and (ii) shall not affect or delay the Closing of the other Properties;
     (f) With respect to the Ground Lease Properties, Seller shall have obtained all consents required in connection with the assignment of Seller’s right, title and interest under the Ground Leases, and a release of Seller and its affiliates from their obligations under or with respect to such Ground Leases and/or the Ground Lease Properties;
     (g) This Agreement and the transactions contemplated hereby shall have been ratified by the Board of Directors of Seller, which ratification Seller shall seek to obtain on or prior to the date that is the later of (i) seven (7) days after the expiration of the Contingency Period, and (ii) March 26, 2008;
     (h) The Board of Directors of Medical Properties Trust, Inc. shall have approved the transactions contemplated by this Agreement on or prior to March 19, 2008, the failure of which shall give rise to Seller’s right to terminate this Agreement; and
     (i) All Pre-Emptive Right Holders (as defined below) shall have either waived or exercised their Pre-Emptive Rights (as defined below); provided, however, that failure of this condition to be satisfied (i) shall result only in Seller’s right to refrain from consummating the acquisition of the specific Pre-Emptive Right Property or Pre-Emptive Right Properties for which the applicable Pre-Emptive Rights have not been waived or exercised, and (ii) shall not affect or delay the Closing of the other Properties.
     Section 4.9. Pre-Emptive Rights. Buyer acknowledges and agrees that certain tenants (or their affiliates) or other third parties have or may have certain rights of first refusal, rights of first offer or other similar rights (any such right being referred to herein as a “Pre-Emptive Right”) affecting the Properties (each individually a “Pre-Emptive Right Property”). Seller shall promptly deliver to the current holder of each Pre-Emptive Right (each, a “Pre-Emptive Right Holder”), such notice as is necessary to validly comply with Seller’s obligations with respect to the applicable Pre-Emptive Right. Seller shall keep Buyer apprised of the status of any Pre-Emptive Right request. If any Pre-Emptive Right is properly exercised by the Pre-Emptive Right Holder, then Seller shall give Buyer prompt written notice thereof and this Agreement shall be Partially Terminated with respect to such Pre-Emptive Right Property.
     Section 4.10. Termination of Agreement With Respect to Certain Properties. The termination of this Agreement as to any particular Property pursuant to Section 4.9 or Section 3.7 is referred to herein as a “Partial Termination” and any such Property is referred to herein as a “Deleted Property.” In the event of any Partial Termination, (i) Buyer and Seller shall remain obligated to effectuate the transactions contemplated hereunder with respect to all other Properties upon the terms and conditions set forth in this Agreement, (ii) the Purchase Price payable on the Closing Date for all the other Properties shall be reduced by the Allocated Purchase Price of the Deleted Property(ies), (iii) each party shall promptly execute and deliver to Title Company such documents as Title Company may reasonably require to evidence the withdrawal of such Deleted Property(ies), (iv) all instruments in escrow with respect to such Deleted Property shall be returned to the party depositing the same, (v) at the request of Seller, Buyer shall return all items relating to such Deleted Property(ies) previously delivered to Buyer and copies of any reports, surveys or other studies or investigations prepared or received by Buyer solely relating to such Deleted Property(ies), and (vi) no party shall have any further rights, obligations or liabilities whatsoever to the other parties concerning such Deleted Property(ies) by reason of this Agreement, except for any indemnity obligations of any party with respect to such Deleted Property(ies) pursuant to the provisions of this Agreement or otherwise expressly stated in this Agreement to survive termination with respect to the Properties. The Deposit shall not be reduced as a result of any withdrawal of one or more Deleted Properties. The provisions of this Section 4.10 shall survive the Closing or any earlier termination of this Agreement.
     Section 4.11. UCC Financing Statements. Buyer hereby acknowledges that Uniform Commercial Code financing statements and/or fixture filings have or may have been filed in order to perfect or continue the perfection of Seller’s security interest in the personal property and other intangible property of the tenants under the Leases. Upon the Closing, Buyer shall file such Uniform Commercial Code termination statements or amendments with the appropriate filing offices as are necessary to either substitute Buyer as the secured party thereunder in lieu of the applicable Seller entity or release Seller’s security interests with respect to the personal property and other intangible property of the tenant’s under the Leases; provided, however, that any and all such Uniform Commercial Code termination statements or amendments shall be prepared and recorded at Buyer’s sole cost and expense.

ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS
     Section 5.1. Representations and Warranties of Seller. The term “Knowledge” as used herein with respect to Seller, shall mean the current actual and not implied or constructive knowledge, without the duty of investigation or independent inquiry, of Thomas Kirby, Susan Tate and Darrin Smith. Seller hereby represents and warrants to Buyer as of the Effective Date and as of the Closing Date that:
     (a) Organization and Qualification.
          (i) HCP has been duly organized, is validly existing under the laws of the State of Maryland, and (either itself or through a name under which HCP is doing business in certain jurisdictions as set forth in Schedule 5.1 (a)) is qualified to do business and is in good standing (or is in existence with respect to the Property located in West Virginia) in the States in which its Properties are located.
          (ii) FAEC has been duly organized, is validly existing under the laws of the State of Delaware, and is qualified to do business and is in good standing in the State in which its Properties are located.
          (iii) HCPIT has been duly organized, is validly existing under the laws of the State of Maryland, and is qualified to do business and is in good standing in the States in which its Properties are located.
          (iv) THH has been duly organized, is validly existing under the laws of the State of Delaware, and is qualified to do business and is in good standing in the States in which its Properties are located.
     (b) Authority. Subject to the satisfaction or, if applicable, waiver of the conditions set forth in Section 4.8 and Section 4.9 above (i) Seller has, or will have prior to Closing, the requisite power and authority to execute, deliver and carry out the terms of this Agreement, together with all documents and agreements necessary to give effect to the provisions of this Agreement, and to consummate the transactions contemplated hereby and thereby; and (ii) all corporate or company actions required to be taken by Seller (including, without limitation, all necessary actions by the shareholders, directors, managers, members and partners of Seller) to authorize the execution, delivery and performance of this Agreement and all other documents, agreements and instruments executed by Seller which are necessary to give effect thereto (collectively, the “Seller Instruments”) and all transactions contemplated hereby and thereby, have been duly and properly taken or obtained (or will be taken or obtained prior to Closing) in accordance and compliance with Seller’s charter, articles or certificate of incorporation, formation or organization, bylaws or other documents or instruments which establish and/or set forth the rules, procedures and rights with respect to Seller’s governance, including, without limitation, any stockholders, limited liability company, operating or partnership agreement related to Seller, in each case as amended, restated, supplemented and/or modified and in effect as of the date hereof (collectively, “Governing Documents”). Except for the action of Seller’s Board of Directors or other governing body, no other action on the part of Seller, or Seller’s shareholders, directors, managers, members or partners, is necessary to authorize the execution, delivery and performance of this Agreement, the Seller Instruments, or the transactions contemplated hereby or thereby. Subject to the satisfaction of the condition set forth in Section 4.8(g) hereof, this Agreement, the Seller Instruments, and all agreements to which Seller will become a party hereunder are and will constitute the valid and legally binding obligations of Seller, and are and will be enforceable against Seller in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and except as enforceability may be subject to and limited by general principles of equity (regardless of whether considered in a proceeding in equity or at law) and by agreement of the parties and set forth in this Agreement.
     (c) Absence of Conflicts. Seller’s execution, delivery and performance of this Agreement and the Seller Instruments, and the consummation of the transactions contemplated hereby and thereby, will not, with or without the giving of notice and/or the passage of time: (i) violate or conflict with any provision of any of Seller’s Governing Documents; (ii) to Seller’s Knowledge, violate any provision of any applicable law, rule or regulation to which Seller or any of its shareholders, members, managers or partners is subject; (iii) violate or conflict with any judgment, order, writ or decree of any court applicable to Seller; or (iv) to Seller’s Knowledge, result in or cause the creation of a lien or other encumbrance on the Properties.
     (d) Consents and Approvals. To Seller’s Knowledge, no license, permit, qualification, order, consent, authorization, approval or waiver of, or registration, declaration or filing with, or notification to, any Governmental Entity (as hereinafter defined) or other third party is required to be made or obtained by or with respect to Seller in connection with the execution, delivery and performance of this Agreement or the Seller Instruments by Seller or the consummation of the transactions contemplated hereby or thereby, except for such filing statements as may be required in connection with the recordation of the Deeds and the Assignment of Ground Leases. As used herein, the term “Governmental Entity” means any national, federal, regional, state, local, provincial, municipal, foreign or multinational court or other governmental or regulatory authority, administrative body or government, department, board, body, tribunal, instrumentality or commission.
     (e) Seller Not a Foreign Person; Patriot Act Compliance.
          (i) Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.
          (ii) To the extent applicable to Seller, Seller has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), to the extent such Laws are applicable to Seller. Seller is not included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, or is a resident in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under

Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.
     (f) Litigation. To Seller’s Knowledge, except as disclosed on Schedule 5.1(f) attached hereto, Seller has not received written notice of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Seller which, if adversely determined, could individually or in the aggregate materially and adversely affect the Properties or otherwise materially interfere with the consummation of the transaction contemplated by this Agreement.

     (g) Leases, Guarantees and Letters of Credit. Schedule 1.1 (d) attached hereto contains a true and correct list of the Leases. Schedule 5.1 (g) contains a true and correct list of the guarantees and the letters of credit (and, in the case of any Leases that provide for cash deposits in lieu of letters of credit, such cash deposits) which have been provided to Seller in connection with the Leases, and all amendments thereto. Seller has not made any pledges or assignments of Seller’s interest in the Leases, such guarantees, such letters of credit or cash deposits, or any of the Security Documents, Acquisition Documents or Intercreditor Documents, for the benefit of third parties which shall remain in effect after the Closing.
     (h) Compliance with Environmental Laws. Except as disclosed in any of the Environmental Reports, or any of the Property Documents or other materials provided or made available by Seller or its agents to Buyer, or in any matter disclosed in any written reports, surveys or other studies or investigations commissioned by Buyer or its agents, attorneys or representatives:
          (i) to Seller’s Knowledge, no Governmental Entity nor any nongovernmental third party has delivered written notice to Seller of any alleged violation or investigation of any suspected violation under the Environmental Laws (as hereinafter defined) in connection with the Real Property or the Improvements;
          (ii) to Seller’s Knowledge, there has been no release of any Hazardous Materials (as hereinafter defined) by or at the direction of Seller at, on, under or from any of the Properties which would constitute a violation of applicable law and which has not been remedied prior to the date hereof;
          (iii) to Seller’s Knowledge, there are no conditions presently existing on, at or emanating from the Real Property or the operation of the Improvements, that may result in any liability, investigation or clean-up cost under any Environmental Law;
          (iv) to Seller’s Knowledge, no administrative order, litigation or settlement with respect to any Hazardous Material is in existence, nor threatened, with respect to the Real Property; and

          (v) to Seller’s Knowledge, no written notice has been served on Seller from any Governmental Entity claiming any violation of any Environmental Law, or requiring compliance with any Environmental Law, or demanding payment or contribution for environmental damage or injury to natural resources.
     As used herein, the term “Environmental Law” means each federal, state, local and foreign law and regulation relating to pollution, protection or preservation of human health or the environment, including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Materials, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials, including, without limitation, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and all similar federal, state and local environmental statutes, ordinances and the regulations, orders, or decrees now or hereafter promulgated thereunder, in each case as amended from time to time.
     As used herein, the term “Hazardous Materials” means any substance deemed hazardous under any Environmental Law, including, without limitation, asbestos or any substance containing asbestos, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, infectious wastes, biomedical and medical wastes, chemicals known to cause cancer or reproductive toxicity, lead and lead-based paints, radon, pollutants, effluents, contaminants, emissions or related materials and any items included in the definition of hazardous or toxic wastes, materials or substances under any Environmental Law.
     Section 5.2. Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in this Section 5.1, Section 11.3 and Section 12.3, as updated in accordance with the terms of this Agreement, and/or set forth in any estoppel certificate or other document or agreement delivered by Seller pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby (all such representations and warranties of Seller, collectively, the “Seller’s Representations”), shall survive Closing for a period of twelve (12) months. No claim for a breach of any Seller’s Representation shall be actionable or payable unless each of the following conditions is satisfied: (a) the valid claims for all such breaches, if any, collectively aggregate more than Five Hundred Thousand Dollars ($500,000), (b) written notice containing a description of the nature of such breach shall have been given by Buyer to Seller prior to the expiration of said twelve (12) month period and an action shall have been commenced by Buyer against Seller within sixty (60) days after the termination of the survival period provided for above in this Section 5, and (c) the Closing has occurred and Buyer did not have knowledge that the applicable Seller’s Representation was incorrect prior to Closing. Buyer agrees to first seek recovery under any insurance policies, the Title Policies and other applicable agreements prior to seeking recovery from Seller, and Seller shall not be liable to Buyer to the extent Buyer’s claim is actually satisfied from such insurance policies, Title Policies or other applicable agreements. Upon delivery of the Tenant Estoppels or Lessor Estoppel, Seller shall be entirely released from any liability under Seller’s Representations concerning the information contained in such Tenant Estoppels or Lessor Estoppel, as applicable, to the extent the same is consistent with, or more favorable than, the information contained in Seller’s Representations. Notwithstanding any provision of this Agreement to the contrary, in no event shall (i) Seller’s aggregate liability to Buyer for breach of any Seller’s Representations exceed an amount equal to one percent (1%) of the Purchase Price, or (ii) Seller be liable for any consequential damages of Buyer or any punitive damages.
     Section 5.3. Representations and Warranties of Buyer. The term “Knowledge” as used herein with respect to Buyer, shall mean the current actual and not implied or constructive knowledge, and without the duty of investigation or independent inquiry, of R. Steven Hamner. Buyer hereby represents and warrants to Seller as of the Effective Date and as of the Closing Date that:
     (a) Organization. Buyer has been duly organized and is validly existing and in good standing under the laws of its State of incorporation/formation and is, or will be prior to Closing, in good standing in the States in which the Properties are located.
     (b) Authority. Subject to the satisfaction or, if applicable, waiver of the conditions set forth in Section 4.7 above (i) Buyer has, or will have prior to Closing, the requisite power and authority to execute, deliver and carry out the terms of this Agreement, together with all documents and agreements necessary to give effect to the provisions of this Agreement, and to consummate the transactions contemplated hereby and thereby; and (ii) all corporate or company actions required to be taken by Buyer (including, without limitation, all necessary actions by the shareholders, directors, managers, members and partners of Buyer) to authorize the execution, delivery and performance of this Agreement and all other documents, agreements and instruments executed by Buyer which are necessary to give effect thereto (collectively, the “Buyer Instruments”) and all transactions contemplated hereby and thereby, have been duly and properly taken or obtained (or will be taken or obtained prior to Closing) in accordance and compliance with Buyer’s Governing Documents. Except for the action of Buyer’s Board of Directors or other governing body, no other action on the part of Buyer, or Buyer’s shareholders, directors, managers, members or partners, is necessary to authorize the execution, delivery and performance of this Agreement, the Buyer Instruments, or the transactions contemplated hereby or thereby. Subject to the satisfaction of the condition set forth in Section 4.8(h) hereof, this Agreement, the Buyer Instruments, and all agreements to which Buyer will become a party hereunder are and will constitute the valid and legally binding obligations of Buyer, and are and will be enforceable against Buyer in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and except as enforceability may be subject to and limited by general principles of equity (regardless of whether considered in a proceeding in equity or at law) and by agreement of the parties and set forth in this Agreement.
     (c) Absence of Conflicts. Buyer’s execution, delivery and performance of this Agreement and the Buyer Instruments, and the consummation of the transactions contemplated hereby and thereby, will not, with or without the giving of notice and/or the passage of time: (i) violate or conflict with any provision of any of Buyer’s Governing Documents; (ii) to Buyer’s Knowledge, violate any provision of any applicable law, rule or regulation to which Buyer or any of its shareholders, members, managers or partners is subject; or (iii) violate or conflict with any judgment, order, writ or decree of any court applicable to Buyer.
     (d) Consents and Approvals. To Buyer’s Knowledge, no license, permit, qualification, order, consent, authorization, approval or waiver of, or registration, declaration or filing with, or notification to, any Governmental Entity (as hereinafter defined) or other third party is required to be made or obtained by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement or the Buyer Instruments by Buyer or the consummation of the transactions contemplated hereby or thereby.
     (e) Absence of Litigation. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Buyer which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.
     (f) No Bankruptcy. Buyer has not made a general assignment for the benefit of creditors or filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or an arrangement or composition, extension or readjustment of its indebtedness, and to Buyer’s Knowledge no involuntary bankruptcy action has been filed or threatened against Buyer.
     (g) ERISA Compliance. Buyer is not acquiring the Property with the assets of an “employee benefit plan” under, and as such term is defined in, the Employee Retirement Income Security Act of 1974.
     (h) Patriot Act Compliance. To the extent applicable to Buyer, Buyer has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), to the extent such Laws are applicable to Buyer. Buyer is not included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, or is a resident in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.
     (i) Compliance at Closing. The representations and warranties contained in this Section 5.3, Section 11.4 and Section 12.4 shall be deemed to have been made again as of the Closing, subject to Section 4.3(c) hereof.

     Section 5.4. Survival of Buyer’s Representations and Warranties. The representations and warranties of Buyer set forth in Section 5.3, Section 11.4 and Section 12.4 hereof as updated as of the Closing in accordance with the terms of this Agreement, shall survive Closing for a period of twelve (12) months. No claim for a breach of any representation or warranty of Buyer shall be actionable or payable unless each of the following conditions is satisfied: (a) the valid claims for all such breaches, if any, collectively aggregate more than Five Hundred Thousand Dollars ($500,000), and (b) written notice containing a description of the nature of such breach shall have been given by Seller to Buyer prior to the expiration of said twelve (12) month period. Notwithstanding any provision of this Agreement to the contrary, in no event shall (i) Buyer’s liability to Seller for breaches of any representations or warranties of Buyer in this Agreement or the Buyer’s Closing Certificate exceed an amount equal to one percent (1%) of the Purchase Price, or (ii) Buyer be liable for any consequential damages of Seller or any punitive damages. The provisions of this Section 5.4 shall be subject to the provisions of Section 1.6(b), and nothing in this Section 5.4 shall limit or restrict in any way Seller’s right to receive the Deposit as liquidated damages in accordance with Section 1.6(b).
     Section 5.5. Covenants of Seller. From the date hereof until the Closing Date or the sooner termination of this Agreement:
     (a) Maintenance/Operation. Seller shall conduct its business with respect to the Properties in a reasonable and prudent manner in the ordinary course of its business consistent with past practice.
     (b) Leases. After the date that is three (3) Business Days prior to the expiration of the Contingency Period, Seller shall not enter into a new lease; modify or amend any Lease (except pursuant to the exercise by a tenant thereunder of a renewal, extension or expansion option or other right expressly contained in such tenant’s Lease); consent to any assignment or sublease in connection with any Lease; or remove any tenant under any Lease, whether by summary proceedings or otherwise. Seller shall furnish Buyer with a written notice of any of the foregoing proposed actions which shall contain detailed information regarding the proposed action, reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed action. If Buyer fails to object in writing to any such proposed action within five (5) Business Days after receipt of the aforementioned information, Buyer shall be deemed to have approved the proposed action (with the understanding that Buyer’s reasonable request for additional information shall not be deemed to constitute Buyer’s failure to object or respond within such five (5) Business Day period). Except as otherwise set forth herein, on or before the Closing Date, Seller shall pay any and all brokerage fees and commissions associated with the leasing of any space within the Properties to tenants under Leases existing as of the Closing Date.
     (c) Representations and Warranties. Seller shall not take any action that would cause any of the representation or warranties of Seller contained herein (with appropriate modifications permitted under this Agreement), to become inaccurate in any material respect or any of the covenants of Seller to be breached in any material respect. If at any time after execution of this Agreement and prior to Closing, Seller becomes aware of any fact or information which makes a representation or warranty of Buyer contained in this Agreement untrue in any material respect, Seller shall promptly disclose such fact in writing to Buyer.

     (d) No Shop. Neither Seller, nor any investment banker, attorney, accountant, representative or other person or entity retained by or on behalf of Seller, shall directly or indirectly, enter into any binding agreement with any other person or entity (other than Buyer or its designees) regarding the sale, lease, transfer or other disposition of any of the Properties. Nothing herein is intended to prevent Seller or its representatives from initiating contact with, responding to, soliciting or encouraging any inquiries, proposals or offers by, or participating in any discussions or negotiations with respect to a sale, lease, transfer, or other disposition relating to the Properties. The provisions of this Section 5.5(d) shall not survive the termination of this Agreement in the event the Closing does not occur.
     Section 5.6. Covenants of Buyer. Until the Closing Date or the sooner termination of this Agreement:
     (a) 1031 Exchange. Seller may be selling the Properties (or portions thereof) as part of a multi-property transaction to qualify as a tax-free exchange, including potentially a so-called reverse Starker exchange (“1031 Exchange”) under Section 1031 of the Internal Revenue Code of 1986, as amended. Buyer shall, to the extent provided below, cooperate with Seller’s request to allow Seller to attempt to qualify for the 1031 Exchange, including, without limitation: (i) executing and delivering amendments to this Agreement and/or amendments to and restatements of this Agreement so that the transactions contemplated hereby are incorporated into one or more cross-contingent agreements; (ii) executing and delivering one or more assignments of this Agreement or any of the agreements described in the preceding clause (i) from Buyer to an affiliate of Buyer or by any Seller to an affiliate of Seller or to a qualified exchange accommodator of Seller or such affiliate; and (iii) executing and delivering such other documents; provided, however, in each case that Buyer’s obligation to cooperate with Seller shall be limited and conditioned as follows: (w) Buyer shall receive written notice from Seller prior to the scheduled Closing Date, which shall identify the parties involved in such 1031 Exchange and enclose all documents for which Buyer’s signature shall be required, (x) in no event shall Buyer be required to execute any document or instrument which may (A) subject Buyer to any additional liability or obligation to Seller or any other individual, entity or governmental agency, or (B) diminish or impair Buyer’s rights under this Agreement, (y) Seller shall not be relieved of any of its obligations under this Agreement by reason of the 1031 Exchange, and (z) Buyer shall not be required to incur any material costs or expenses in connection with the 1031 Exchange. Seller’s failure to effectuate any intended 1031 Exchange shall not relieve Seller from its obligations to consummate the purchase and sale transaction contemplated by this Agreement and the consummation of such 1031 Exchange shall not be a condition precedent to Seller’s obligations under this Agreement.
     (b) Representations and Warranties. Buyer shall not take any action that would cause any of the representation or warranties of Buyer contained herein (with appropriate modifications permitted under this Agreement) to become inaccurate in any material respect or any of the covenants of Buyer to be breached in any material respect. If at any time after execution of this Agreement and prior to Closing, Buyer becomes aware of any fact or information which makes a representation or warranty of Seller contained in this Agreement untrue in any material respect, Buyer shall promptly disclose such fact in writing to Seller.
     (c) Ground Leases. Buyer shall cooperate with Seller’s efforts to obtain the consent of the lessors under the Ground Leases to the proposed assignment of Seller’s right, title and interest as tenant/lessee under the Ground Leases and the release of Seller and its affiliates from all obligations pertaining to the Ground Leases and/or the Ground Lease Properties. Such cooperation shall include, but not be limited to, the submission to such lessors of any information reasonably requested by such lessors.
ARTICLE VI
DEFAULT
     Section 6.1. Default by Buyer. If the sale of the Properties as contemplated hereunder is not consummated due to Buyer’s material default hereunder, then Seller shall be entitled, as its sole and exclusive remedy, to terminate this Agreement and retain the Deposit as liquidated damages as more particularly set forth in Section 1.6 above.
     Section 6.2. Default by Seller.
     (a) If the sale of the Properties as contemplated hereunder is not consummated due to Seller’s material default hereunder or failure of the condition set forth in Section 4.7(b) to be satisfied (provided Buyer has promptly notified Seller when it becomes aware that such condition has not been satisfied) then Buyer shall be entitled, as its sole and exclusive remedy, to (i) receive (x) the return of the Deposit which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder (other than those obligations that expressly survive a termination of this Agreement), and (y) in connection with any such termination, and solely with regard to any such material Seller default of which Buyer does not have knowledge prior to the expiration of the Contingency Period, Buyer shall be entitled to receive the actual documented out-of-pocket costs that it has theretofore incurred for third party consultants and attorneys’ fees in connection with its diligence reviews and investigations of the Properties, not to exceed the aggregate amount of One Million Dollars ($1,000,000), or (ii) solely in the case of the failure of the sale to be consummated due to Seller’s material default hereunder, to enforce specific performance of Seller’s obligation to consummate this transaction as contemplated by this Agreement. Buyer shall be deemed to have elected to terminate this Agreement and receive back the Deposit if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the date upon which Closing was to have occurred.
     (b) AS A MATERIAL CONSIDERATION FOR SELLER ENTERING INTO THIS AGREEMENT, BUYER EXPRESSLY WAIVES FOR ANY DEFAULT BY SELLER (A) ANY RIGHT UNDER ANY STATE OR FEDERAL STATUTE, OR AT COMMON LAW OR OTHERWISE TO RECORD OR FILE A LIS PENDENS OR A NOTICE OF PENDENCY OF ACTION OR SIMILAR NOTICE AGAINST ALL OR ANY PORTION OF THE PROPERTIES, (B) ANY RIGHT TO SEEK DAMAGES IN THE EVENT OF SELLER’S DEFAULT HEREUNDER, AND (C) ITS RIGHT TO BRING ANY ACTION THAT WOULD IN ANY WAY AFFECT TITLE TO OR RIGHT OF POSSESSION OF ALL OR ANY PORTION OF THE PROPERTIES. BUYER ACKNOWLEDGES AND AGREES THAT PRIOR TO THE CLOSING, BUYER SHALL NOT HAVE ANY RIGHT, TITLE OR INTEREST IN AND TO THE PROPERTIES OR ANY PORTION THEREOF. BUYER HEREBY EVIDENCES ITS SPECIFIC AGREEMENT TO THE TERMS OF THIS WAIVER BY PLACING ITS SIGNATURE OR INITIALS IN THE SPACE PROVIDED HEREINAFTER.
[Buyer’s and Seller’s initials on following page]

/s/ MGS	/s/ BJM
Buyer’s Initials	Seller’s Initials on behalf of
HCP, FAEC, HCPIT,
HCPDAS and THH

     Section 6.3. Recoverable Damages. Notwithstanding Section 6.1 and Section 6.2 hereof, in no event shall the provisions of Section 6.1 and Section 6.2 limit the damages recoverable by either party against the other party due to the other party’s obligation to indemnify such party in accordance with this Agreement or the non-prevailing party’s obligation to pay the prevailing party’s attorneys’ fees and costs pursuant to Section 10.16 hereof.
ARTICLE VII
RISK OF LOSS
     Section 7.1. Risk of Loss. In the event of loss or damage to the Properties or any portion thereof due to casualty or condemnation, this Agreement shall remain in full force and effect without any reduction in the Purchase Price, provided that at Closing Seller shall assign to Buyer all of Seller’s right, title and interest in and to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the Properties; provided, however, that if any such loss or damage to the Properties exceeds Twenty Million Dollars ($20,000,000) in the aggregate (as determined by an architect or other qualified expert selected by Seller and reasonably approved by Buyer), then Buyer shall have the right, exercisable by giving written notice to Seller within at least ten (10) Business Days after Buyer’s receipt of Seller’s written notice informing Buyer of such loss or damage, to terminate this Agreement with respect to all, but not less than all, of the Properties, in which event Section 3.6 shall apply. If Buyer does not elect to terminate this Agreement within said ten (10) Business Day period, then Buyer shall be deemed to have elected to proceed with Closing without any reduction in the Purchase Price. Upon Closing, full risk of loss with respect to the Properties shall pass to Buyer.
ARTICLE VIII
COMMISSIONS
     Section 8.1. Brokerage Commissions. With respect to the transaction contemplated by this Agreement, Seller and Buyer each represents to the other that no brokerage commission, finder’s fee or other compensation of any kind is due or owing to any person or entity. Each party hereby agrees that if any person or entity makes a claim for brokerage commissions or finder’s fees related to the sale of the Properties by Seller or the acquisition of the Properties by Buyer, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, then said party will protect, indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys’ fees) in connection therewith. The provisions of this paragraph shall survive Closing or any termination of this Agreement.
ARTICLE IX
DISCLAIMERS AND WAIVERS
     Section 9.1. AS IS SALE: DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT:

     (a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     (b) UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTIES “AS IS, WHERE IS CONDITION, WITH ALL FAULTS,” EXCEPT TO THE EXTENT OF THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTIES OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTIES) MADE OR FURNISHED BY SELLER OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING. ALL MATERIALS, DATA AND INFORMATION DELIVERED BY SELLER TO BUYER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY ARE PROVIDED TO BUYER AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SUCH MATERIALS, DATA OR INFORMATION BY BUYER SHALL BE AT THE SOLE RISK OF BUYER, EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN. NEITHER SELLER, NOR ANY, AFFILIATE OF SELLER, NOR THE PERSON OR ENTITY WHICH PREPARED ANY REPORT OR REPORTS DELIVERED BY SELLER TO BUYER SHALL HAVE ANY LIABILITY TO BUYER FOR ANY INACCURACY IN OR OMISSION FROM ANY SUCH REPORTS. BUYER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTIES ARE BEING SOLD “AS IS,” SUBJECT ONLY TO THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN.
     (c) BUYER REPRESENTS AND COVENANTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTIES, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTIES AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTIES, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO.

     (d) UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH HEREIN, BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTIES (OTHER THAN WITH RESPECT TO SELLER’S BREACH OF ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN).
     Section 9.2. Survival of Disclaimers. The provisions of this Article IX shall survive Closing or any termination of this Agreement.
ARTICLE X
MISCELLANEOUS
     Section 10.1. Confidentiality. Seller and Buyer each agree to maintain the confidentiality of the terms and provisions of this Agreement; provided, however, that Seller may disclose such terms and provisions to Pre-Emptive Right Holders. Prior to Closing, Buyer and its representatives shall hold in confidence all data and information obtained from Seller or its agents with respect to Seller or its business (other than data and information which is publicly available), whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that Buyer may disclose such data and information to such of its employees, officers, directors, lenders, consultants, accountants and attorneys who have agreed in writing to treat such data and information confidentially, and except as may be required by law or in connection with any legal proceeding concerning the Property or this Agreement. If this Agreement is terminated or Buyer fails to perform hereunder, Buyer shall promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. In the event of a breach or threatened breach by either party hereto (or its respective agents or representatives) of this Section 10.1, the other party shall be entitled to an injunction restraining the party breaching or threatening to breach this Section 10.1 (or its respective agents or representatives) from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting either party hereto from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 10.1 shall survive Closing or any termination of this Agreement.

     Section 10.2. Public Disclosure. Prior to and after the Closing, any press release or other written release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved in writing by Buyer and Seller; provided, however, that any release of information required to be made pursuant to applicable law, including, without limitation, federal and state securities laws and the rules and regulations of the NYSE or NASDAQ, or the inclusion of any information in a prospectus, prospectus supplement or other offering circular or memorandum in connection with public or private capital raising activities undertaken by Buyer, Seller or their respective Affiliates, shall not require approval from the other party; provided further, however, that, for the avoidance of doubt, any press release or similar voluntary written communication to the general public shall require the other party’s written consent. The provisions of this Section 10.2 shall survive the Closing or any termination of this Agreement.
     Section 10.3. Assignment. Subject to the provisions of this Section 10.3, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto. Buyer may not otherwise assign its rights under this Agreement without first obtaining Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion; provided, however, that Buyer intends, and shall be permitted without the prior consent of Seller, to assign this Agreement to one or more entities controlling, controlled by, or under common control with Buyer, provided that (a) Buyer shall send Seller written notice of its request at least five (5) Business Days prior to Closing, which written request shall include the legal name of the proposed assignee, and provide Seller any information that Seller may reasonably request with respect to such entities, (b) Buyer and the proposed assignee shall execute an assignment and assumption or joinder of this Agreement in form and substance reasonably satisfactory to Seller, and (c) in no event shall any assignment of this Agreement release or discharge Buyer from any liability or obligation hereunder unless expressly agreed otherwise by Seller in writing. Any transfer, directly or indirectly (whether by merger, consolidation or otherwise) of any stock, partnership interest or other ownership interest in Buyer, or any other transaction which results (whether directly or indirectly) in a change in control of Buyer, shall constitute an assignment of this Agreement. Seller may assign its rights under this Agreement to one or more affiliates of Seller without the consent of Buyer. Any other assignment of Seller’s rights under this Agreement shall require the consent of Buyer. In no event shall any assignment of this Agreement release or discharge Seller from any liability or obligation hereunder unless expressly agreed otherwise by Buyer in writing. Notwithstanding any provision herein to the contrary, Seller shall be permitted, prior to Closing and without the consent of Buyer, to transfer one or more Properties to one or more affiliates of Seller, provided that in no event shall any such transfers release or discharge Seller from any liability or obligation hereunder unless expressly agreed otherwise by Buyer in writing.
     Section 10.4. Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission with a confirmation sheet, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith. Any notice so given shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:	HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, CA 90806
Attention: Legal Department
Telephone No.: (562) 733-5100
Facsimile No.: (562) 733-5200

with a copy to:	Latham & Watkins LLP
600 West Broadway, Suite 1800
San Diego, CA 92101
Attention: Robert Frances
Telephone No.: (619) 238-2929
Facsimile No.: (619) 696-7419

If to Buyer:	MPT Operating Partnership, L.P.
1000 Urban Center Drive, Suite 501
Birmingham, Alabama 35242
Attention: Michael G. Stewart, Esq.
Telephone No.: (205) 969-3755
Facsimile No.: (205) 969-3756

with a copy to:	Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
420 20th Street North Suite 1600
Birmingham, Alabama 35203
Attention: Thomas O. Kolb
Telephone No.: (205) 250-8321
Facsimile No.: (205) 488-3721
     Section 10.5. Modifications.
     This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.
     Section 10.6. Entire Agreement. This Agreement, including the exhibits and schedules hereto, the Access Agreement, and that certain Confidentiality Agreement between Buyer and Seller, dated as of November 30, 2007, contains the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter (including, without limitation, that certain Letter of Intent, dated as of February 8, 2008, by and between the parties, which shall be of no further force or effect from and after the Effective Date).

     Section 10.7. Further Assurances. Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate the transaction contemplated by this Agreement. Without limiting the generality of the foregoing, Seller shall (i) assist Buyer with respect to the reissuance in Buyer’s name, effective as of Closing, of any letter of credit required under any applicable Lease that is not transferable (which assistance shall include making a request of the applicable tenant to cause such reissuance), (ii) use commercially reasonable efforts to transfer the transferable letters of credit to Buyer, including without limitation, executing any required change of beneficiary forms and delivering such forms, together with the original letter of credit, to the applicable issuing bank, and (iii) cooperate with Buyer to seek to cause each of the tenants under the Leases to have Buyer listed, effective as of Closing, as an additional insured, named insured or beneficiary, as applicable, under each of the insurance policies maintained by such tenant pursuant to the applicable Lease; provided, however, the cost of any such reissuance or transfer pursuant to clauses (i) or (ii) above and any actions pursuant to clause (iii) above shall be the responsibility of Buyer. The provisions of this Section 10.7 shall survive Closing.
     Section 10.8. Counterparts. This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.
     Section 10.9. Electronically Transmitted Signatures. In order to expedite the transaction contemplated herein, telecopied signatures or signatures sent by electronic mail may be used in place of original signatures on this Agreement or any document delivered pursuant hereto (other than the Deeds, the notarized original of which shall be required prior to Closing). Seller and Buyer intend to be bound by the signatures on the telecopied or electronically mailed document, are aware that the other party will rely on the telecopied or electronically mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature. Following any facsimile or electronic mail transmittal, the party shall promptly deliver the original instrument by reputable overnight courier in accordance with the notice provisions of this Agreement.
     Section 10.10. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder.
     Section 10.11. Applicable Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any principle or rule of law that would require the application of the law of any other jurisdiction. Each party hereby (a) irrevocably submits to the exclusive jurisdiction of the state and federal courts of the state of California and consents to service of process of any legal proceeding arising out of, or in connection with, this Agreement, by any means authorized by the laws of the state of California; (b) agrees that the state courts of Los Angeles County, California, or in the United States District Court for the District in which Los Angeles County is located shall be the exclusive venue and irrevocably waives, to the fullest extent permitted by law, any objection which any party may now or hereafter have to the laying of venue of any litigation arising out of, or in connection with, this Agreement, brought in the state courts of Los Angeles County, California, or in the United States District Court for the District in which Los Angeles County is located; and (c) irrevocably waives any claim that any litigation brought in any such court has been brought in an inconvenient forum. Buyer and Seller agree that the provisions of this Section 10.11 shall survive the Closing or any termination of this Agreement.
     Section 10.12. No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Buyer only and are not for the benefit of any third party; and, accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
     Section 10.13. Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.
     Section 10.14. Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to take effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
     Section 10.15. Recordation. This Agreement many not be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section 10.15 shall survive the Closing or any termination of this Agreement.
     Section 10.16. Attorneys’ Fees. Notwithstanding anything to the contrary in this Agreement, in the event either party files a lawsuit or demand for arbitration or other legal action (including in bankruptcy court) in connection with this Agreement, or any provisions contained herein or therein, then the party that prevails in such action shall be entitled to recover, in addition to all other remedies to which it is entitled, reasonable attorneys’ fees and costs incurred in such action. Any court costs and attorneys’ fees shall be set by the court or arbitrator and not by jury. The provisions of this Section 10.16 shall survive the Closing or any termination of this Agreement.
     Section 10.17. Time of the Essence.Time is of the essence of each and every provision of this Agreement.
     Section 10.18. Joint and Several Liability. Seller acknowledges and agrees that all of the obligations of the entities constituting Seller hereunder are joint and several, and that such entities shall be personally liable and responsible for all obligations and liabilities of each other Seller with respect to the Property or Properties.
     Section 10.19. Changes to Property Entitlements. Nothing contained in this Agreement shall be construed as authorizing Buyer to apply for a zone change, variance, subdivision map, lot line adjustment or other discretionary governmental act, approval or permit with respect to the Properties prior to the Closing, and Buyer agrees not to do so without Seller’s prior written approval, which approval may be withheld in Seller’s sole and absolute discretion. Buyer agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing unless first approved by Seller, which approval Seller may withhold in Seller’s sole discretion. Buyer’s obligation to purchase the Properties shall not be subject to or conditioned upon Buyer’s obtaining any variances, zoning amendments, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit. Nothing herein shall be deemed to prevent or limit Buyer’s right to seek any zoning or other compliance letter from any applicable governmental authorities.
     Section 10.20. Dates. If, pursuant to this Agreement, any date indicated herein falls on any non-Business Day, the date so indicated shall mean the next Business Day following such date. As used herein, the term “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York are authorized, or obligated, by law or executive order, to close.
     Section 10.21. Waiver of Jury Trial. Seller and Buyer, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Buyer hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.
     Section 10.22. No Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party’s right to enforce the provision. Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.
     Section 10.23. Legal Descriptions. The parties hereby acknowledge that the legal descriptions of the Properties set forth on Exhibit A-1 and Exhibit A-2 attached hereto (the Legal Descriptions) have been prepared based on information available to Seller and Buyer as of the Effective Date. The parties hereby agree to work together in good faith to make any modifications to the Legal Descriptions prior to Closing that may be necessary to: (1) correct any inaccuracies and (2) reflect the intent of the parties that Seller shall transfer and convey all of Seller’s rights, title and interest in all of the real properties located at the addresses for such Properties set forth in Exhibit A-1 and Exhibit A-2 attached hereto.
     Section 10.24. Matters Related to Specific States.
     (a) Texas. The parties hereto waive any rights under the Uniform Vendor and Purchaser Risk Act of the State of Texas contained in Section 5.007 of the Texas Property Code.

     (b) Connecticut. In the event that the sale of the Real Property located in Connecticut pursuant to this Agreement is determined to be a transfer of an “establishment” under the Connecticut General Statutes Section 22a-134 et seq (the “Transfer Act”), Seller and Buyer agree to cooperate in complying with the requirements of the Transfer Act. Notwithstanding the foregoing, Seller’s responsibility regarding compliance with the Transfer Act shall be limited to assisting in the completion of the appropriate property transfer program form(s) and signing any such form(s) as the “transferor” in connection with the sale contemplated by this Agreement. Seller also agrees to assist Buyer in causing the responsible party to comply with the Transfer Act including but not limited to signing the appropriate property transfer forms as the “certifying party,” as such term is defined in the Transfer Act or associated forms, and filing same with the Connecticut Department of Environmental Protection.
     (c) Florida. Notification pursuant to Section 404.056, Florida Statutes:
“RADON GAS: RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY HEALTH DEPARTMENT”
     (d) Louisiana.
          (i) For purposes of Louisiana law, (a) each reference to a “county” will mean a Louisiana “parish”; (b) each reference to a “lien” will include a reference to a “privilege” “mortgage”, and/or “security interest”, as appropriate; (c) each reference to an “easement” or “easements” will include a reference to a “servitude” and “servitudes”; (d) the terms “land”, “real property”, and “real estate” will mean “immovable property” as that term is used in the Louisiana Civil Code; (e) the term “personal property” will mean “movable property” as that term is used in the Louisiana Civil Code; (f) the term “tangible” will mean “corporeal” as that term is used in the Louisiana Civil Code; (g) the terms “fee interest,” “fee title,” and “fee simple title” will mean full ownership interest under Louisiana law; and (h) the term “joint and several liability” means “solidary liability” for purposes of Louisiana law.
          (ii) The Bill of Sale for the property located in Louisiana will contain the following waivers in addition to the waivers set out in Exhibit H:
     In addition, and except for such representations and warranties as are set forth in Section 5.1 of the Purchase Agreement (subject to the limitations on liability and survival set forth in Section 5.2 of the Purchase Agreement), this conveyance is without any warranties whatsoever with respect to the Personalty, and the Personalty is being sold and transferred “as is, where is,” without any warranty of any nature or kind whatsoever, and Buyer hereby expressly waives all warranties whatsoever with respect to the Personalty, including without limitation, all warranty whatsoever with respect to the condition of the Personalty, all warranties with respect to the fitness of the Personalty for any particular use or purpose, and all warranties under La. Civ. Code art. 2475 with respect to the condition of the Personalty, and La. Civ. Code arts. 2520 through 2548 or any other provision of law. Buyer expressly acknowledges the foregoing and waives any and all rights or causes of action that Buyer has or may have to rescind or resolve this transfer or to demand a reduction in purchase price based upon the existence of any redhibitory or other vices, defects, or other deficiencies in the physical condition of Personalty, based upon the unsuitability of the Personalty or any of its components or parts for Buyer’s intended use or any other use, this sale being at Buyer’s sole peril and risk with respect to all such Personalty. Buyer acknowledges and agrees that the foregoing disclaimers and waiver of warranties have been fully explained to Buyer and that Buyer understands the same. Buyer acknowledges that neither Seller nor any other person or entity has made any representation, warranty or covenant of any nature whatsoever, directly or indirectly, express or implied, with respect to the existence, merchantability, condition, quality, or description of or otherwise in connection with the Personalty or with respect to the use, title, merchantability, condition, quality, description, durability or fitness of the Personalty for any particular use or purpose or otherwise.
          (iii) The Assignment of Leases for the property located in Louisiana will contain the following waiver of warranties in addition to the other provisions set out on Exhibit I:
               Except for the representations and warranties as are set forth in Section 5.1 of the Purchase Agreement (subject to the limitations on liability and survival set forth in Section 5.2 of the Purchase Agreement), this assignment is without any warranties whatsoever with respect to the Lease Agreements or the rents, cleaning fees, security deposits and other refundable deposits paid in connection with the Lease Agreements (collectively, the “Assigned Rights”), and Assignee waives all representations and warranties, express or implied, with respect to the Lease Agreements and the other Assigned Rights, including without limitation, all warranties with respect to the solvency of any tenant or other obligor, the existence of any defenses to enforcement or payment, or any other warranties set forth in La. Civ. Code Arts. 2642 through 2654, inclusive, or any other provision of applicable law. Without limiting the generality of the foregoing, and except for the representations and warranties as are set forth in Section 5.1 of the Purchase Agreement (subject to the limitations on liability and survival set forth in Section 5.2 of the Purchase Agreement), Assignee hereby waives any right, claim, or cause of action that it has or may have to rescind or resolve this assignment, in whole or in part, or to demand a diminution or reduction in purchase price based on any defects or defenses, or to otherwise seek the recovery of damages due to or arising out of any occurrences or nonoccurrences relating to any matters covered by any warranty waived herein.
ARTICLE XI
MEMBERSHIP INTEREST
     Section 11.1. Additional Defined Terms. For all purposes of this Agreement, the terms defined in this Section 11.1 shall have the following meanings:
          “Assignment and Assumption of Membership Interest Agreement” means, with respect to Idaho LLC, an Assignment and Assumption of Membership Interest Agreement in substantially the same form as is attached hereto as Exhibit M.

          “Idaho LLC” means HCPI/IDAHO FALLS, LLC, a Delaware limited liability company.
          “Idaho Property” means that certain real property owned by Idaho LLC and located in Idaho Falls, Idaho as more particularly described on Exhibit A-l attached hereto.
          “Membership Interest” means HCP’s entire membership interest in Idaho LLC, including without limitation HCP’s economic interest therein, any and all rights of HCP to vote and otherwise participate in Idaho LLC’s affairs, and HCP’s rights to any and all benefits to which HCP may be entitled as a member thereof.
          “Operating Agreement” means that certain Limited Liability Company Operating Agreement of Idaho LLC, dated as of September 6, 2001.
     Section 11.2. Purchase and Sale of the Membership Interest.
     (a) Notwithstanding anything to the contrary in this Agreement, on the Closing Date, subject to the other terms and conditions of this Article XI, in lieu of Buyer acquiring direct title to the Idaho Property, HCP agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from HCP, the Membership Interest, with no reduction or modification of the Purchase Price and the Allocated Purchase Price of the Idaho Property shall be the Allocated Purchase Price of the Membership Interest.
     (b) All of the provisions of this Agreement applicable to the purchase of the Properties shall apply, to the extent applicable, to the purchase of the Membership Interest in Idaho LLC, except as follows:
          (i) In lieu of a Deed and Bill of Sale, with respect to the Idaho Property and the Idaho LLC, HCP and Buyer shall execute and deliver the Assignment and Assumption of Membership Interest Agreement; and
          (ii) Any Title Policy with respect to the Idaho Property shall be in the name of Idaho LLC.
     (c) Effective upon the Closing, HCP shall withdraw and resign as the managing member of Idaho LLC, pursuant to a written agreement reasonably acceptable to Buyer.
     Section 11.3. Additional Representations and Warranties of HCP. Without limiting the representations and warranties of HCP or any other Seller pursuant to Section 5.1 of this Agreement, HCP further represents and warrants as follows:
     (a) Membership Interests.
          (i) The Membership Interest represents eighty-eight percent (88%) of the outstanding ownership interests of the members of Idaho LLC, subject to adjustment in accordance with the provisions of the Operating Agreement. HCP owns the Membership Interest free and clear of any restrictions on transfer, tax liens, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands of any kind (other than any restrictions under the Securities Exchange Act, state securities laws and the Operating Agreement).
          (ii) To HCP’s Knowledge, a true and correct list of the members of Idaho LLC and their respective ownership percentages are attached hereto as Schedule 11.3(a).
          (iii) HCP is not a party to any purchase right or other contract or commitment that could require HCP to sell, transfer or otherwise dispose of all or any portion of the Membership Interest, except as provided in the Operating Agreement.
          (iv) The Membership Interest shall be conveyed to Buyer free and clear of any restrictions on transfer, taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands of any kind (other than any restrictions under the Securities Exchange Act, state securities laws and the Operating Agreement).
     (b) Governing Documents. HCP has delivered to Buyer true, correct and complete copies of the Governing Documents of Idaho LLC. To HCP’s Knowledge, there is no claim or dispute by any member, officer, director or affiliate of Idaho LLC pending or otherwise threatened against HCP regarding HCP’s noncompliance with any responsibilities or obligations of HCP required under the Governing Documents or by law, nor does HCP have Knowledge of any facts which might result in any such claim or dispute.
     (c) Organization, Qualification of Idaho LLC. Idaho LLC has been duly organized, is validly existing under the laws of the State of Delaware, and is qualified to do business and in good standing in the State of Idaho.
     (d) Power and Authority of Idaho LLC. Idaho LLC has limited liability company power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own the Idaho Property. Prior to Closing, no person other than HCP shall have the right to manage or control Idaho LLC.
     (e) Business. The only material business in which Idaho LLC is engaged is to own and lease the Idaho Property.
     Section 11.4. Additional Representations of Buyer. Without limiting the representations and warranties of Buyer pursuant to Section 5.3 of this Agreement, Buyer further represents and warrants as follows:
     (a) Investment Intent. Buyer is acquiring the Membership Interest for its own account for investment purposes and not with a view to the distribution thereof to others.
     (b) AS IS. Except as otherwise specifically provided herein, HCP has not made any representations, warranties, or agreements concerning the Membership Interest or any assets or liabilties of Idaho LLC, and Buyer is acquring the Membership Interest of Idaho LLC “AS IS” and agrees to bear all risk regarding all attributes and conditions relating to the Membership Interest and Idaho LLC and the assets and liabilites thereof.
     Section 11.5. Additional Provisions Related to the Membership Interest.

     (a) Credits. Notwithstanding anything contained in this Agreement to the contrary, Seller shall be entitled to a credit at Closing equal to the amount that HCP would receive if one hundred percent (100%) of the accounts receivable existing with respect to the Idaho Property as of the Closing Date were collected by Idaho LLC immediately prior to Closing and disbursed to the members thereof prior to Closing in accordance with the terms of the Operating Agreement. A post-Closing true-up shall be performed ninety (90) days after the Closing Date, at which time Seller shall pay to Buyer an amount equal to that portion of such credit that pertains to any such accounts receivable which were not received by Idaho LLC from the applicable tenant prior to such true-up. Subsequent to Buyer’s receipt of any such true-up payment from Seller, if Buyer, Seller or Idaho LLC receives any funds from the tenant from which such accounts receivable were due, then the portion of such funds to which Buyer shall be entitled by virtue of its ownership of the Membership Interest shall be disbursed (i) first to Seller up to the amount of any such true-up payment previously made, and (ii) the remainder to Buyer. Buyer shall cause Idaho LLC to make any distributions necessary to effectuate the provisions of this paragraph. Subject to its rights under this paragraph to retain funds in repayment of any such true-up payment, Seller shall promptly deliver to Buyer any payments of Rent pertaining to the Idaho Property which Seller may receive subsequent to the Closing.
     (b) Distributions. Notwithstanding anything contained in this Agreement to the contrary, prior to the Closing, HCP shall be entitled to cause Idaho LLC to make distributions to its members with respect to amounts received and applicable to the period of time prior to Closing.
     (c) Partial Termination. Notwithstanding anything contained in this Agreement to the contrary, in the event HCP does not receive consent from the non-managing member under the Operating Agreement to transfer the Membership Interest to Buyer and withdraw as managing member of Idaho LLC, then unless HCP and Buyer shall otherwise agree, this Agreement shall be Partially Terminated with regard to the Membership Interest and the Membership Interest shall be deemed to be a “Deleted Property” for purposes of this Agreement.
     (d) Tax Reporting. The taxable year of Idaho LLC shall end on the Closing Date for federal income tax purposes and the accounting and financial books of Idaho LLC shall close on the Closing Date. All items of income, gain, loss and deduction of Idaho LLC attributable to the Membership Interest for the taxable year of Idaho LLC that ends on the Closing Date shall be allocated to HCP and all items of income, gain, loss and deduction of Idaho LLC attributable to the Membership Interest for the taxable year that commences on the day after the Closing Date and ends with Idaho LLC’s fiscal year end shall be allocated to Buyer.
ARTICLE XII
PARTNERSHIP INTEREST
     Section 12.1. Additional Defined Terms. For all purposes of this Agreement, the terms defined in this Section 12.1 shall have the following meanings:
     “Assignment and Assumption of Partnership Interest Agreement” means, with respect to Fayetteville LP and Wichita LP, an Assignment and Assumption of Partnership Interest Agreement in substantially the same form as is attached hereto as Exhibit O.

          “Fayetteville LP” means Fayetteville Health Associates Limited Partnership, a Delaware limited partnership.
          “Fayetteville LP Agreement” means that certain Agreement of Limited Partnership of Fayetteville LP, dated as of March 28, 1990, as amended by that certain Amendment to Agreement of Limited Partnership of Fayetteville LP, dated as of December 31, 1994, each by and between AHP of Fayetteville, Inc. (as predecessor in interest to HCP) and Northwest Arkansas Rehabilitation Hospital, Ltd., an Alabama limited partnership.
          “Fayetteville Partnership Interest” means HCP’s entire partnership interest in Fayetteville LP, including without limitation HCP’s economic interest therein, any and all rights of HCP to vote and otherwise participate in Fayetteville’s affairs, and HCP’s rights to any and all benefits to which HCP may be entitled as a partner thereof.
          “Fayetteville Property” means that certain real property owned by Fayetteville LLC and located in Fayetteville, Arkansas as more particularly described on Exhibit A-l attached hereto.
          “Limited Partnerships” mean, collectively, the Fayetteville LP and the Wichita LP.
          “LP Properties” mean, collectively, the Wichita Property and the Fayetteville Property.
          “LP Agreements” mean, collectively, the Fayetteville LP Agreement and the Wichita LP Agreement.
          “Partnership Interests” mean, collectively, the Fayetteville Partnership Interest and the Wichita Partnership Interest.
          “Wichita LP” means Wichita Health Associates Limited Partnership, a Delaware limited partnership.
          “Wichita LP Agreement” means that certain Agreement of Limited Partnership of Wichita LP, dated as of December 18, 1990, by and between AHP of Wichita, Inc. (as predecessor in interest to HCP) and CMS Wichita Rehabilitation, Inc., a Delaware corporation.
          “Wichita Partnership Interest” means HCP’s entire partnership interest in Wichita LP, including without limitation HCP’s economic interest therein, any and all rights of HCP to vote and otherwise participate in Wichita LP’s affairs, and HCP’s rights to any and all benefits to which HCP may be entitled as a partner thereof.
          “Wichita Property” means that certain real property owned by Wichita LP and located in Wichita, Kansas as more particularly described on Exhibit A-l attached hereto.
     Section 12.2. Purchase and Sale of the Partnership Interests.

     (a) Notwithstanding anything to the contrary in this Agreement, on the Closing Date, subject to the other terms and conditions of this Article XII, in lieu of Buyer acquiring direct title to the LP Properties, HCP agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from HCP, the Partnership Interests, with no reduction or modification of the Purchase Price and the Allocated Purchase Price of the LP Properties shall be treated as the Allocated Purchase Price of the Partnership Interests in the Limited Partnership.
     (b) All of the provisions of this Agreement applicable to the purchase of the Properties shall apply, to the extent applicable, to the purchase of the Partnership Interests in the Limited Partnerships, except as follows:
          (i) In lieu of a Deed and Bill of Sale, with respect to the LP Properties and the Limited Partnerships, HCP and Buyer shall execute and deliver the Assignment and Assumption of Partnership Interest Agreement; and
          (ii) Any Title Policies with respect to the LP Properties shall be in the name of the applicable Limited Partnerships.
     (c) Effective upon the Closing, HCP shall withdraw and resign as the general partner of each Limited Partnership, pursuant to a written agreement reasonably acceptable to Buyer.
     Section 12.3. Additional Representations and Warranties of HCP. Without limiting the representations and warranties of HCP or any other Seller pursuant to Section 5.1 of this Agreement, HCP further represents and warrants as follows:
     (a) Partnership Interests.
          (i) The Fayetteville Partnership Interest represents ninety-seven percent (97%) of the outstanding partnership interests of the partners of the Fayetteville LP and consists of a seven percent (7%) interest as general partner and a ninety percent (90%) interest as limited partner. The Wichita Partnership Interest represents ninety-seven percent (97%) of all partnership interests of the partners of the Wichita LP and consists of a seven percent (7%) interest as general partner and a ninety percent (90%) interest as limited partner. HCP owns the Partnership Interests free and clear of any restrictions on transfer, tax liens, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands of any kind (other than any restrictions under the Securities Exchange Act, state securities laws and the LP Agreements).
          (ii) To HCP’s Knowledge, a true and correct list of the general and limited partners of the Limited Partnerships and their respective ownership percentages are attached hereto as Schedule 12.3(a).
          (iii) HCP is not a party to any purchase right or other contract or commitment that could require HCP to sell, transfer or otherwise dispose of all or any portion of the Partnership Interests, except as provided in the LP Agreements.
          (iv) The Partnership Interests shall be conveyed to Buyer free and clear of any restrictions on transfer, taxes, security interests, options, warrants, purchase rights, contracts,

commitments, equities, claims, and demands of any kind (other than any restrictions under the Securities Exchange Act, state securities laws and the LP Agreements).
     (b) Governing Documents. HCP has delivered to Buyer true, correct and complete copies of the Governing Documents of the Limited Partnerships. To HCP’s Knowledge, there is no claim or dispute by any partner, officer, director or affiliate of the Limited Partnerships pending or otherwise threatened against HCP regarding HCP’s noncompliance with any responsibilities or obligations of HCP required under the Governing Documents or by law, nor does HCP have Knowledge of any facts which might result in any such claim or dispute.
     (c) Organization, Qualification of the Limited Partnerships. Each Limited Partnership has been duly organized, is validly existing under the laws of the State of Delaware, and is qualified to do business and in good standing in the state in which its property is located.
     (d) Power and Authority of the Limited Partnerships. The Limited Partnerships have limited partnership power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which they are engaged and to own their respective LP Properties. Prior to Closing, HCP shall be the sole general partner of the Limited Partnerships and no person other than HCP shall have the right to manage or control the Limited Partnerships.
     (e) Business. The only material business in which each Limited Partnership is engaged is to own and lease its respective LP Property.
     Section 12.4. Additional Representations of Buyer. Without limiting the representations and warranties of Buyer pursuant to Section 5.3 of this Agreement, Buyer further represents and warrants as follows:
     (a) Investment Intent. Buyer is acquiring the Partnership Interests for its own account for investment purposes and not with a view to the distribution thereof to others.
     (b) AS IS. Except as otherwise specifically provided herein, HCP has not made any representations, warranties, or agreements concerning the Partnership Interests or any assets or liabilties of the Limited Partnerships, and Buyer is acquring the Partnership Interests of the Limited Partnerships “AS IS” and agrees to bear all risk regarding all attributes and conditions relating to the Partnership Interests and the Limited Partnerships and the assets and liabilites thereof.
     (c) Acceptable Successor. Buyer shall qualify as an acceptable successor general partner under the LP Agreements, as (i) Buyer has not directly or indirectly derived more than ten percent (10%) of its gross revenues during the calendar year immediately preceding the Closing from the operation of comprehensive rehabilitation or acute care hospitals, and (ii) Buyer has a minimum net worth of $15,000,000.
     Section 12.5. Additional Provisions Related to the Partnership Interests.
     (a) Credits. Notwithstanding anything contained in this Agreement to the contrary, Seller shall be entitled to a credit at Closing equal to the amount that HCP would receive if one hundred percent (100%) of the accounts receivable existing with respect to the LP Properties as of the Closing Date were collected by the Limited Partnerships immediately prior to Closing and disbursed to the partners thereof prior to Closing in accordance with the terms of the LP Agreements. A post-Closing true-up shall be performed ninety (90) days after the Closing Date, at which time Seller shall pay to Buyer an amount equal to that portion of such credit that pertains to any such accounts receivable which were not received by the Limited Partnerships from the applicable tenants prior to such true-up. Subsequent to Buyer’s receipt of any such true-up payment from Seller, if Buyer, Seller or the Limited Partnerships receives any funds from the tenant from which such accounts receivable were due, then the portion of such funds to which Buyer shall be entitled by virtue of its ownership of the Partnership Interests shall be disbursed (i) first to Seller up to the amount of any such true-up payment previously made, and (ii) the remainder to Buyer. Buyer shall cause the Limited Partnerships to make any distributions necessary to effectuate the provisions of this paragraph. Subject to its rights under this paragraph to retain funds in repayment of any such true-up payment, Seller shall promptly deliver to Buyer any payments of Rent pertaining to the LP Properties which Seller may receive subsequent to the Closing.
     (b) Distributions. Notwithstanding anything contained in this Agreement to the contrary, prior to the Closing, HCP shall be entitled to cause the Limited Partnerships to make distributions to the respective partners therein with respect to amounts received and applicable to the period of time prior to Closing.
     (c) Tax Reporting. The taxable year of each Limited Partnership shall end on the Closing Date for federal income tax purposes and the accounting and financial books of each Limited Partnership shall close on the Closing Date. All items of income, gain, loss and deduction of each Limited Partnership attributable to the applicable Partnership Interest for the taxable year of each Limited Partnership that ends on the Closing Date shall be allocated to HCP and all items of income, gain, loss and deduction of each Limited Partnership attributable to the applicable Partnership Interest for the taxable year that commences on the day after the Closing Date and ends with each Limited Partnership’s fiscal year end shall be allocated to Buyer
     (d) Partial Termination. Notwithstanding anything contained in this Agreement to the contrary, in the event HCP does not receive (i) consents from the limited partners under the LP Agreements to transfer the Partnership Interests to Buyer and withdraw as general partner of the Limited Partnerships, and (ii) a waiver of the requirement for delivery of any opinions necessary for such transfers, and of Section 10.4 of each LP Agreement, then unless HCP and Buyer shall otherwise agree, this Agreement shall be Partially Terminated with regard to the Partnership Interests and the Partnership Interests shall be deemed to be a “Deleted Property” for purposes of this Agreement.
     (e) Additional Documentation. In order to effectuate the transfer of the general partnership interest of each of the Limited Partnerships in accordance with Section 10.8 of each of the LP Agreements, Buyer shall (i) execute and deliver to each of the Limited Partnerships a legally binding addendum to each of the LP Agreements whereby Buyer agrees to be bound by all of the terms and conditions thereof and to serve as general partner thereof, elects to continue the business of the applicable Limited Partnership, and accepts all of the duties and obligations of the general partner thereof, and (ii) with respect to each of the Limited Partnerships, execute and file with the Office of Secretary of State to the State of Delaware an amended Certificate of

Limited Partnership of the applicable Limited Partnership effecting the substitution of Buyer as the general partner thereunder.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

HCP, INC., a Maryland corporation

By:	/s/ Brain J. Maas
Name:	Brain J. Maas
Its:	SVP

FAEC HOLDINGS (BC), LLC, a Delaware limited liability company

By:	HCP, INC., a Maryland corporation its Sole Member

	By:	/s/ Brain J. Maas
	Name:	Brain J. Maas
	Its:	SVP

HCP DAS PETERSBURG VA, LP, a Delaware limited partnership

By:	HCP DAS PETERSBURG VA GP, LLC, a Delaware limited Iiability company, its General Partner

	By:	/s/ Brain J. Maas
	Name	Brain J. Maas
	Its:	SVP

TEXAS HCP HOLDING, L.P., a Delaware limited partnership

By:	TEXAS HCP G.P., INC., a Delaware corporations-its General Partner

	By:	/s/ Brain J. Maas
	Name:	Brain J. Maas
	Its:	SVP

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HCPI TRUST, a Maryland real estate trust

By:	/s/ Brain J. Maas
Name:	Brain J. Maas
Its:	SVP

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BUYER:

MPT OPERATING PARTNERSHIP, L.P. a Delaware limited partnership

By:	MEDICAL PROPERTIES TRUST, LLC, a Delaware limited liability company, its General Partner

	By:	MEDICAL PROPERTIES TRUST, INC., a Maryland corporation, its Sole Member

		By:	/s/ Michael G. Stewart
		Name:	MICHAEL G. STEWART
		Its:	EXECUTIVE VP & GENERAL COUNSEL

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